2009 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

CYBERONICS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CYBERONICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

SEPTEMBER 23, 2010

Dear Stockholder:

This letter serves as notice that the 2010 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on September 23, 2010, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.  At the Annual Meeting, stockholders will be asked to:

1.	Elect the seven director candidates described in the proxy statement to serve for the following year and until their successors are duly elected;
2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics, Inc. for the fiscal year ending April 29, 2011; and
3.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on August 2, 2010 are entitled to notice of and to vote at the Annual Meeting.  A list of stockholders will be available commencing September 10, 2010 and may be inspected at our offices during normal business hours prior to the Annual Meeting.  The list of stockholders will also be available for review at the Annual Meeting.  In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card as promptly as possible to ensure that your shares are represented.  If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

August 11, 2010	/s/ David S. Wise
Houston, Texas	David S. Wise
Vice President, General Counsel, Human Resources and Secretary

ABOUT THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting?	1
Why did I receive these proxy materials?	2
What is a proxy?	2
What does it mean if I receive more than one proxy card?	2
What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”	2
How many votes must be present to hold the Annual Meeting?	2
How many votes do I have?	3
How do I vote my shares?	3
What are the recommendations of the Board?	3
Can I change my vote?	3
Could other matters be decided at the Annual Meeting?	4
What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?	4
Who is participating in this proxy solicitation, and who will pay for its cost?	4
May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to
serve as directors?	5
What is “householding” and how does it affect me?	5
Whom should I contact with questions about the Annual Meeting?	5
Where may I obtain additional information about Cyberonics, Inc.?	5
CORPORATE GOVERNANCE	6
Our Governance Practices	6
Our Board	6
Director Selection Process	8
Communications from Stockholders and Interested Parties	10
Committees of Our Board	10
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	15
TRANSACTIONS WITH RELATED PERSONS	15
Policies and Procedures	15
Transactions	16
ITEMS TO BE VOTED ON BY STOCKHOLDERS	17
Proposal No. 1: Election of Directors	17
Proposal No. 2: Ratification of the Selection of the Independent Registered Public Accounting Firm	19
STOCK OWNERSHIP MATTERS	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
Security Ownership of Certain Beneficial Owners and Management	20
Equity Compensation Plan Information	22
LEGAL PROCEEDINGS	23
INFORMATION ABOUT OUR EXECUTIVE OFFICERS	24
COMPENSATION DISCUSSION AND ANALYSIS	26
Overview of Our Executive Compensation Program	26
Role of the Committee, its Consultant and Management	27
Objectives of Our Executive Compensation Program	27
Elements of Our Fiscal 2011 Executive Compensation Program	32
Our Fiscal 2011 Executive Compensation Program	38
Other Matters	39
COMPENSATION COMMITTEE REPORT	42
EXECUTIVE COMPENSATION	43
NON-EMPLOYEE DIRECTOR COMPENSATION	59
General	60
Fiscal 2010 Cash Payments	60
Fiscal 2010 Equity-Based Compensation	60
Fiscal 2011 Changes in Director Compensation	60
Fiscal 2011 Equity-Based Compensation	60
AUDIT MATTERS	61
Report of the Audit Committee	61
Audit and Other Fees	62

i

PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS	62
OTHER MATTERS	62
ANNUAL REPORT TO STOCKHOLDERS	62
APPENDIX B: FORM OF PROXY	63

ii

CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2010 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”).  The Annual Meeting will be held on September 23, 2010, at 10:00 a.m., Central Time, at our offices, 100 Cyberonics Boulevard, Houston, Texas 77058.

The proxy materials include this proxy statement for the 2010 Annual Meeting of Stockholders and our Annual Report to Stockholders for the fiscal year ended April 30, 2010.  If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting.

The Securities and Exchange Commission (“SEC”) rules permit companies to furnish their proxy materials over the internet.  As a result, we are mailing to our stockholders a notice of internet availability of the proxy materials instead of a paper copy of the proxy materials.  All stockholders receiving the notice will have the ability to access the proxy materials over the internet and may request to receive a paper copy of the proxy materials by mail or an electronic copy by e-mail.  Instructions on how to access the proxy materials over the internet, including the proxy card, or to request a paper copy may be found on the notice.  In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Our stockholders may elect to receive future proxy materials by e-mail.  Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail message with instructions containing a link to the website where those materials are available and a link to the proxy voting website.  Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about August 11, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online.  This proxy statement, the proxy card, and our 2010 Annual Report to Stockholders are being made available to our stockholders on the internet on or about August 5, 2010.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked (i) to elect the seven director candidates described in this proxy statement to serve for the following fiscal year and until their successors are duly elected, (ii) to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm for the fiscal year ending April 29, 2011, and (iii) to transact such other business as may properly come before the Annual Meeting.  Our stockholders are not, however, entitled to nominate any additional directors for election at the Annual Meeting at this time.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of August 2, 2010.  We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting.  Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.  Our Board has appointed Daniel J. Moore and Gregory H. Browne (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one notice of internet availability or proxy card?

If you receive more than one notice of internet availability or proxy card, then you own our common stock through multiple accounts at the transfer agent or with stockbrokers.  Please vote the shares subject to each notice of internet availability and sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving the notice of internet availability or paper copies of these proxy materials directly from us.  As the stockholder of record, you have the right to vote your shares by internet or by telephone as described in the notice of internet availability, to mail your proxy directly to us, or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or through a bank or other holder of record rather than directly in their own name.  If your shares are held in a brokerage account, through a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and the notice of internet availability or paper copies of these proxy materials are being forwarded to you by that custodian.  As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held.  A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date.  As of the record date, there were 27,950,052 shares of our common stock issued and outstanding.  Consequently, the presence of the holders of at least 13,975,027 shares of common stock is required to establish a quorum for the Annual Meeting.  Proxies that are voted “FOR,” “AGAINST,” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting.  “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not otherwise have discretionary authority to vote those shares.  The New York Stock Exchange's (the "NYSE") Rule 452 restricts when brokers who are record holders of shares may exercise discretionary authority to vote those shares.  With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of our directors, but such brokers may exercise discretionary authority with respect to the ratification of the selection of KPMG L.L.P. as our independent registered public accounting firm.  Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes, we intend to treat abstentions and broker non-votes as set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record with Computershare Trust Company, N.A., our transfer agent, can be voted in person at the Annual Meeting, or you can follow the instructions on the notice of internet availability mailed to you to submit your vote by telephone or internet, or you can provide a proxy to be voted at the Annual Meeting by signing and dating the proxy card, if one was mailed to you, and returning it in the enclosed postage-paid envelope.  If you plan to vote in person at the Annual Meeting, please bring proof of identification.  Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy by one of the other alternatives described above so that your vote will be counted even if you later decide not to attend the Annual Meeting.

If you hold your shares in street name (for example, at your brokerage account), please follow the instructions provided by your record holder to vote your shares.  Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker, or other holder of record (the record holder) giving you the right to vote the shares.  If you hold your shares in street name and wish simply to attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you hold your shares in street name, your record holder will only be permitted to exercise voting discretion in certain circumstances.  With respect to the Annual Meeting, Rule 452 prohibits brokers who are not record holders from exercising discretionary voting authority in the election of our directors, but such brokers may exercise discretionary authority with respect to the ratification of the selection of KPMG L.L.P. as our independent registered public accounting firm.  Thus, if you do not give your bank, broker, or other holder of record specific instructions, your shares may not be voted for the election of our directors and will not be counted in determining the number of shares necessary for approval.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions.  If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Our Board recommends that you vote:

•	FOR the election of the seven nominated directors; and
•	FOR the proposal to ratify the selection of KPMG L.L.P. as our independent registered public accounting firm for the fiscal year ending April 29, 2011.

Can I change my vote?

Yes.  If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369; (2) submitting a subsequent telephone or internet vote; (3) mailing in a new proxy card bearing a later date; or (4) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

If you hold your shares in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker, or other holder of record in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement was prepared, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, at their discretion.

What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors.  This means that the seven director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board.  You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee.  If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but will not have an effect on the outcome of the proposal.  Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as having been voted and will not have an effect on the outcome of the proposal.

Other Items.  For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on the item will be required for approval.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm.  If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal.  Pursuant to Rule 452, brokers will be permitted to exercise discretionary voting authority with respect to the ratification of KPMG L.L.P., and so there should not be any broker non-votes on that proposal.  Broker non-votes on any other proposal, if any, will not be counted as having been voted and will not have an effect on the outcome of these proposals.

Who is participating in this proxy solicitation, and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, internet hosting, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card, and any additional information furnished to our stockholders in connection with the Annual Meeting.  In addition to this solicitation by mail, our directors, executive officers, and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person, or otherwise.  These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained Computershare Investor Services to aid in the distribution and internet hosting of proxy materials and to provide voting and tabulation services for the Annual Meeting.  For these services, we will pay Computershare a fee of approximately $4,500 and reimburse it for certain expenses.  In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.  Please see “Corporate Governance — Director Selection Process” and “Proposals for the 2011 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household receiving paper copies and at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts.  In each case, the stockholder(s) must consent to the householding process.  Under the householding procedure, each stockholder continues to receive a separate notice of internet availability or notice of any meeting of stockholders and proxy card.  Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses.  We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers, and other holders of record have instituted householding.  If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker, or other holder of record in the past.  Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report, or wish to revoke your decision to household and thereby receive multiple copies.  You should also contact the holder of record if you wish to institute householding.  These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 30, 2010 filed with the SEC on June 17, 2010.  Our Annual Report to Stockholders, including financial statements, is included among your proxy materials.  The Annual Report is not part of the proxy solicitation material.  You may also find information about us on our website at www.cyberonics.com.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance.  Our governance rules and procedures are described in our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, and charters for each standing committee of our Board.  Each of these documents is available on our website at www.cyberonics.com.

Codes of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents, and representatives.  In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, controller, and other senior financial officers.  A copy of each code is available on our website at www.cyberonics.com.  Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of seven directors.  The Nominating & Governance Committee of our Board considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement, or any other reason.

Director Independence

As required under the listing standards of The NASDAQ Stock Market L.L.C. (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.  Our Board has delegated this responsibility to the Nominating & Governance Committee.  Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management, and independent registered accounting firm.  Based on this evaluation, the Nominating & Governance Committee has determined that the following individuals are “independent” as that term is defined in the NASDAQ listing standards and under the U.S. securities laws:  Board members Jackson, Laptewicz, Morrison, Novak, Rosenthal, and Terry, which members constitute a majority of the members of our Board, and Board member candidate Tremmel.  Mr. Moore is not independent because he currently serves as our President and Chief Executive Officer (“CEO”).

Meetings

Our Board held a total of nine meetings and acted by written consent five times during the fiscal year ended April 30, 2010.  During the fiscal year ended April 30, 2010, all directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at the beginning and at the end of each regularly scheduled quarterly meeting of our Board.  The independent directors met in executive session in four meetings during the fiscal year ended April 30, 2010.  Our Board separates the offices of Chairman of our Board and CEO by appointing an independent, non-executive Chairman.  We believe that an independent Chairman permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of business risk, thereby better protecting stockholder value.  Our current non-executive Chairman, Hugh M. Morrison, presides over Board meetings and executive sessions of our independent directors.

Board Oversight of Risk Management

Our Board monitors the manner by which management addresses the various risks our company faces in many different areas, including business strategy, government regulation, financial condition, health care compliance, product development, competition for talent, business vitality, operational efficiency, quality assurance, health and safety, supply chain management, reputation, customer spending patterns, and intellectual property, among many others.  Our Board believes that, in light of the interrelated nature of our company’s risks, although a Board committee may have insights helpful on particular risks, oversight of risk management ultimately is the responsibility of the full Board.

In carrying out its risk oversight responsibility, our Board receives a quarterly risk management report from our General Counsel describing the status of all pending and potential claims and governmental investigations and a quarterly risk management matrix compiling information from each of our executive officers.  In addition, at each regularly scheduled quarterly Board meeting, and occasionally in regular monthly written reports to our Board, our CEO highlights recent developments as to significant risks that management believes should be monitored by our Board.  Members of our Board also have an opportunity at each regularly scheduled quarterly Board meeting, as well as, at their discretion, anytime between such Board meetings, to question executive management about any risks related to our business.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings.  However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.  Three of our directors attended the 2009 Annual Meeting of Stockholders.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards.  Our Board has adopted a policy, described in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies.  In addition, no director may serve on the audit committee of more than two other public company boards, if that director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on our Board’s Audit Committee.  The Chairman of our Board’s Audit Committee, Guy C. Jackson, currently serves on the audit committees of four other public company boards, and our Board has determined that such service does not impair Mr. Jackson’s ability to serve effectively on our Board’s Audit Committee.  The Board’s determination is based on Mr. Jackson’s demonstrated ability prior to and since adoption of the policy to maintain a high level of service as our Board’s Audit Committee Chairman.

Term Limits

Our Board does not believe it should establish term or age limits.  While term limits could help ensure that there are fresh ideas and viewpoints available to our Board, our Board believes that they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations and, therefore, provide an increasing contribution to our Board as a whole.  As an alternative to term limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every year.

Succession Planning

The Nominating & Governance Committee reports to our Board on CEO succession planning at least annually.  During fiscal 2010, the Nominating & Governance Committee continued its work on succession planning, conducting mock interviews of internal candidates for interim succession of the CEO in the event of our CEO’s unexpected unavailability.  The Chairman of the Nominating & Governance Committee reported on the results of the mock interviews and CEO succession planning during our Board’s quarterly meeting in November 2009.

Chairman and Chief Executive Officer

Our Board separates the positions of CEO and Chairman of our Board.  Hugh M. Morrison currently serves as the non-executive Chairman of our Board.  See “—Executive Sessions; Presiding Director.”

Board and Committee Self-Evaluation

Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively.  The Nominating & Governance Committee receives comments from all directors and reports annually to our Board with an assessment of our Board’s and each committee’s performance.  The assessment focuses on our Board’s contribution to us, on the efficiency and effectiveness of our Board’s execution of its responsibilities, and more specifically on areas in which our Board believes that it could improve.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully-informed basis.  To that end, our Board adopted a policy requiring that each member of our Board attend at least one director education program every three fiscal years.  The Nominating & Governance Committee is responsible for ensuring compliance with this policy, which is set forth in our Corporate Governance Guidelines.  Each new director is provided with the opportunity to review our business and operations with key personnel on accepting a seat on our Board.  We assemble an orientation manual for new directors and host an orientation session to introduce our business and the procedures and processes of our Board.  Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ listing standards.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board.  In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials.  There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs.  However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors

•	a high ethical character consistent with our Corporate Code of Business Conduct and Ethics, which is available on our website, www.cyberonics.com;
•
accomplishments within their respective fields, active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	leaders in the fields of medicine or neurology, including those who have received awards and honors in their fields;
•
relevant business and financial expertise and experience, including expertise and experience particularized to our business, and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	ability to exercise sound business judgment; and
•	diversity reflecting gender, ethnic background, and professional experience.
While the Nominating & Governance Committee values diversity as one of several factors considered in evaluating otherwise well qualified director candidates, as described above, it has not chosen to adopt a formal policy with regard to the consideration of diversity in identifying director candidates.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed.  The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.  However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board.  Any invitation to join our Board must be extended by our Board as a whole.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369 not later than 120 calendar days prior to the first anniversary of the annual meeting for the previous year.  The written request must include the following:

•	the name and address of the person or persons to be nominated;
•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;
•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;
•	a signed consent by each nominee to serve as our director, if elected;
•	the nominating stockholder’s name and address;
•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and
•
in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the nominating stockholder.  Possible candidates suggested by stockholders are evaluated by the Nominating & Governance Committee in the same manner as other possible candidates.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2011 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties.  Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to:  c/o Cyberonics, Inc., 100 Cyberonics Blvd., Houston, Texas  77058.

Our Secretary (or any successor to the duties thereof) will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board.  To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then our Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.  The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officers to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.  Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board.  These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

The table below provides the composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Guy C. Jackson	X*	X
Joseph E. Laptewicz, Jr.		X	X*
Alfred J. Novak	X		X
Arthur L. Rosenthal, Ph.D.	X	X*
Reese S. Terry, Jr.			X

_________________
* Chairman

Audit Committee

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	monitoring actions we take to comply with our internal accounting and control policies as well as external accounting, legal, and regulatory requirements;
•
reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in our Annual Report on Form 10-K (the “independent auditor”);

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and

•	selecting our independent auditors and evaluating their performance.
The Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines. The Nominating & Governance Committee, in its business judgment, has determined that each Audit Committee member is financially literate and two of the current members of the Audit Committee, Messrs. Jackson and Novak, qualify as “audit committee financial experts” within the meaning of the SEC’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting, or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities.  The Audit Committee may require any of our executive officers or employees, our outside legal counsel, or our independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.  The Audit Committee is responsible for the resolution of any disagreements between the independent auditor and management regarding our financial reporting.  The Audit Committee meets at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that any of these groups believe should be discussed privately.  The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement.

The Audit Committee held seven meetings and acted by written consent twice during the fiscal year ended April 30, 2010.

Compensation Committee

The Compensation Committee establishes the salary and incentive compensation of our executive officers and administers our employee benefit plans.  The Nominating & Governance Committee, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards, and our Corporate Governance Guidelines.  The Report of the Compensation Committee is set forth under “Compensation Committee Report” in this proxy statement.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter.  The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•	review, evaluate, and approve the agreements, plans, policies, and programs to compensate our executive officers and recommend the same for our directors;
•
review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of stockholders and determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in this proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in this proxy statement, in accordance with applicable rules and regulations;
•	otherwise discharge our Board’s responsibilities relating to compensation of our executive officers and directors; and
•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing, and monitoring the compensation for our executive officers.  In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board; (2) in accordance with our Corporate Governance Guidelines or the Compensation Committee’s charter, which is reviewed by the Compensation Committee members on an annual basis; or (3) by our CEO.

The Compensation Committee works with our executive management team, including our CEO, Chief Financial Officer (“CFO”), and Vice President, Human Resources, to implement and promote our executive compensation strategy.

Our CEO is instrumental to this process.  Specifically, our CEO assists the Compensation Committee by:

•	recommending, at the beginning of the fiscal year, the company and individual performance objectives to be used in determining each executive officer’s annual bonus;
•	recommending, at the beginning of the fiscal year, the adjustments (if any) to base salary levels for each executive officer;
•	recommending, at the beginning of the fiscal year, an equity award for each executive officer;
•
preparing, at the end of the fiscal year, an evaluation of each executive officer and a self-evaluation, including a comparison of performance to individual and company objectives approved by the Compensation Committee at the beginning of the fiscal year; and

•	recommending, following the end of the fiscal year, the amount of the annual bonus amounts for each executive officer.
During fiscal 2010, our CFO assisted the Compensation Committee by providing financial data for the company performance objectives that are factored into the Compensation Committee’s compensation decisions.

In addition, our Vice President, Human Resources assisted the Compensation Committee by:

•	providing compensation tally sheets regarding each executive officer;
•	providing executive compensation survey data requested by the Compensation Committee’s consultant; and
•	providing historical executive compensation data requested by the Compensation Committee’s consultant.
Finally, our other executive officers assist in the compensation process by preparing self-evaluations of their annual performance at the end of the fiscal year for use by the CEO.

Our executive officers do not discuss executive compensation matters with the Compensation Committee’s compensation consultant in connection with the Compensation Committee’s process for determining executive officer compensation.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of our executive officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.  During the fourth quarter of fiscal 2010, the Compensation Committee engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), an experienced compensation consulting firm that has access to national compensation surveys, to assist it in evaluating executive compensation matters.  Specifically, the Compensation Committee requested Pearl Meyer to:

•	review and update the peer group of companies used at the end of fiscal 2009 for benchmarking compensation;
•	prepare a competitive analysis of compensation for our executive officers, including base salary, annual or short-term incentives, and long-term incentives;
•	prepare a competitive analysis of compensation for non-executive members of our Board; and
•
prepare a review of compensation practices among the peer group of companies, including employment agreements, forms of long-term incentives, and severance benefits, describing best practices and emerging trends among the same.

Using information uniquely available to it, as well as executive compensation census data and compensation survey data it requested from our management, Pearl Meyer prepared the reports requested by the Compensation Committee and met with the Compensation Committee to explain and discuss the matters included in its reports, including the relative position of our executive compensation program in the competitive market and the design of our compensation plans consistent with the Compensation Committee’s compensation philosophy.

Together with management, Pearl Meyer and any counsel or other advisors it deems appropriate, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination.

The Compensation Committee held seven meetings and acted by written consent seven times during the fiscal year ended April 30, 2010.

Nominating & Governance Committee

The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders, and develops and recommends corporate governance principles and policies to our Board.  The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under the NASDAQ listing standards and our Corporate Governance Guidelines.  For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, please see “— Director Selection Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter.  More particularly, the Nominating & Governance Committee:

•	prepares and recommends appropriate corporate governance guidelines for adoption by our Board and modifications from time to time to those guidelines;
•	establishes criteria for selecting new directors and actively seeks individuals qualified to become board members for recommendation to our Board;
•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws, and our Corporate Governance Guidelines;
•
determines whether or not each director and each prospective director is independent, disinterested or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	determines as to each member of our Board’s Audit Committee whether such member qualifies as a “financial expert” within the meaning of the rules implementing Sarbanes Oxley section 407;

•	recommends to our Board a non-executive director who serves as Chairman of our Board;
•	reviews annually the advisability or need for any changes in the number and composition of our Board;
•	reviews annually the advisability or need for any changes in the number, charters, or titles of committees of our Board;
•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;
•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;
•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance, to be discussed with the full Board following the end of each fiscal year;
•	reviews and reassesses annually the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board for approval;
•	monitors compliance with our Board’s continuing education policy; and
•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the CEO.
The Nominating & Governance Committee has the sole authority to retain, amend the engagement with, and terminate any search firm to be used to identify director candidates.  It has sole authority to approve the search firm’s fees and other retention terms and has authority to cause us to pay the fees and expenses of the search firm.  The Nominating & Governance Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

The Nominating & Governance Committee used the services of executive search consultant Heidrick & Struggles to identify a group of qualified director candidates, from which our Board’s new director nominee, Jon T. Tremmel, was selected.

The Nominating & Governance Committee held four meetings and did not act by written consent during the fiscal year ended April 30, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an executive officer of Cyberonics, Inc. or any of its subsidiaries, or has had any substantial business dealings with Cyberonics, Inc. or any of its subsidiaries.  None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Recognizing that related person transactions involving our company present a heightened risk of conflicts of interest or improper valuation (or the perception thereof), our Board adopted a formal process set forth in the Board’s written meeting minutes for reviewing, approving, and ratifying transactions with related persons.  This process is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive vice president and Section 16 officer) or director;
•	a stockholder owning more than 5% of our company (or its controlled affiliates);
•	a person who is an immediate family member of a senior officer or director; or
•	an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.
For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than:

•	transactions involving compensation approved by the Compensation Committee;
•	transactions available to all employees generally; and
•	transactions involving less than $5,000 when aggregated with all similar transactions.
Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions.  Accordingly, in the event that management recommends a Related Person Transaction, management is required to present the transaction to the Audit Committee in advance of entering into the transaction.  If management is unable to present the transaction to the Audit Committee for approval in advance, management may enter into the transaction preliminarily, subject to ratification by the Audit Committee; provided, however, that if the Audit Committee does not so approve, management must make all reasonable efforts to cancel or annul the transaction, or if unable to do so, to amend it in a satisfactory manner.  The Audit Committee may approve or ratify a Related Person Transaction only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Corporate Opportunity

Our Board recognizes that a member of our management or a director may be presented with a significant business opportunity that may equally be available to our company, either directly or via referral.  Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% stockholder), the opportunity must be presented to the Audit Committee for consideration.  The Audit Committee, in its discretion, may present the opportunity to our Board for consideration.

Disclosure

All Related Person Transactions must be disclosed in our applicable filings as required by SEC rules and regulations.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended April 30, 2010, we have not entered into any Related Person Transactions and there are no such currently proposed transactions.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1:  Election of Directors

Our Board is composed of seven directors.  One of our directors, Reese S. Terry, Jr., has decided not to stand for reelection.  The remaining six directors are seeking reelection at the Annual Meeting, and our Board has nominated Jon T. Tremmel to replace Mr. Terry.  Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the seven nominees named below.  In the event that any of the nominees becomes unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee.  It is not expected that any nominee will be unavailable.  The term of office of each person elected as a director will continue until the 2011 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

Our Director Nominees

Based on recommendations from the Nominating & Governance Committee, our Board has nominated seven directors for election at the Annual Meeting.  The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age
Guy C. Jackson	68
Joseph E. Laptewicz, Jr.	61
Daniel J. Moore	49
Hugh M. Morrison	63
Alfred J. Novak	62
Arthur L. Rosenthal, Ph.D.	63
Jon T. Tremmel.	64

Mr. Jackson has been a member of our Board since July 2003.  In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company.  During his career, Mr. Jackson served as the audit partner for a number of public companies in Ernst & Young’s New York and Minneapolis offices.  Mr. Jackson has a B.S. degree from The Pennsylvania State University and a M.B.A. from the Harvard Business School.  Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, EpiCept Corporation, a specialty pharmaceutical company, Life Time Fitness, Inc., an operator of fitness centers, and Urologix, Inc., a medical device company.  Mr. Jackson’s particular qualifications for service on our Board include his understanding of audit committee and board processes, his substantial experience with external and internal audits, his expertise in the finance area, and his medical device knowledge gained as a partner at Ernst & Young LLP and on other boards.

Mr. Laptewicz has been a member of our Board since September 2008.  Mr. Laptewicz is a retired business executive with extensive medical device experience.  From 1998 to 2005, he served on the board of directors of Advanced Neuromodulation Systems, Inc., a publicly-held manufacturer of implantable neuromodulation devices for the treatment of pain.  From 1996 to 2003, he served on the board of directors of AngioDynamics, Inc., a publicly-held manufacturer of interventional radiology products.  From 1994 to 2000, Mr. Laptewicz served as President and CEO, and from 2001 to 2004 as Chairman of the board of directors, of Empi, Inc., a leading manufacturer and provider of non-invasive medical products for pain management and physical rehabilitation.  From 1972 to 1994, Mr. Laptewicz served in various positions of increasing responsibility for subsidiaries of Pfizer, Inc., at the time a large pharmaceutical and medical technology company, including Vice President and General Manager from 1990 to 1991 and President from 1991 to 1994 of Schneider (USA), Inc., a worldwide manufacturer of catheters, stents, and related medical products.  Mr. Laptewicz’s particular qualifications for service on our Board include many years of demonstrated managerial ability from service as CEO and President and in other senior executive positions at medical technology companies and his experience serving on the board of directors Advanced Neuromodulation Systems, Inc.

Mr. Moore was appointed to our Board in May 2007.  Contemporaneous with his appointment to our Board, Mr. Moore was appointed by our Board as President and CEO.  Mr. Moore joined us from Boston Scientific Corporation (“Boston Scientific”), a diverse maker of minimally invasive medical products, where, since 1989, he held positions in sales, marketing, and senior management in the United States and in Europe.  His last position at Boston Scientific was President, International Distributor Management.  Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific, with more than 1,000 global employees and revenues exceeding $700 million.  Mr. Moore previously held senior management positions at several Boston Scientific U.S. and international divisions.  He currently serves as Vice President of the Board of Directors for the Epilepsy Foundation of Texas and as a member of the Board of Directors for the National Epilepsy Foundation.  Mr. Moore’s particular qualifications for service on our Board include his extensive domestic and international sales, management, and operating executive experience at a diverse, global medical device manufacturer, as well as his service as the President and CEO of our company.

Mr. Morrison was appointed to our Board in November 2006.  From September 2008 to the present, Mr. Morrison has served as Managing Director at Callahan Advisors, LLC, an investment management company.  From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as Chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly-held designer, developer, manufacturer, and marketer of advanced implantable neurostimulation devices. In December 2005, Advanced Neuromodulation Systems, Inc. was sold to St. Jude Medical, Inc. Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and CEO, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”).  In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division.  Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006.  Mr. Morrison is licensed as a Certified Public Accountant.  Mr. Morrison’s particular qualifications for service on our Board include his extensive board leadership experience in the healthcare sector, particularized knowledge of neurostimulation device businesses, his operating executive experience, and his accounting expertise.

Mr. Novak was appointed to our Board in January 2007.  Since September 1999, Mr. Novak has served on the board of directors of OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company, where he was elected Chairman and CEO in January 2010.  He previously served as the Chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies. In September 1998, he was a founder of Syntheon, LLC, a privately-held company that focuses on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President and CEO and director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the board of directors of Sutura, Inc., a vascular closure company.  Mr. Novak was President, CEO, and a director of Biosense, Inc., an electrophysiology company, from July 1996 until January 1998.  He was employed by Cordis Corporation, then a publicly-held cardiology company, from April 1984 until July 1996 and served as its Vice President and CFO.  Mr. Novak’s particular qualifications for service on our Board include his broad operating executive experience as CEO and CFO at medical device companies, his board experience at medical device companies, his expertise concerning new product development in a medical device company, and his finance and accounting expertise.

Dr. Rosenthal was appointed to our Board in January 2007.  In June 2009, he was appointed President and CEO of Cappella, Inc., a development stage company focused on novel device solutions for coronary artery disease.   He served as Chairman commencing in January 2002, and CEO commencing in January 2005, of Labcoat, Ltd. until its acquisition by Boston Scientific Corporation in December 2008. From January 1994 to May 2000, he was a Senior Vice President, Corporate Officer, and Chief Development Officer of Boston Scientific, and from May 2000 until his retirement in January 2005, he was a Senior Vice President, Chief Scientific Officer, and Executive Committee Member of Boston Scientific. Dr. Rosenthal retired in February 2010 from his position as a non-executive director and Chairman of the Remuneration Committee for Renovo, Ltd., a U.K. publicly-traded pharmaceutical company.  In July 2009, Dr. Rosenthal joined the board of Interface Biologics, Inc, a Toronto-based development stage company focused on drug delivery devices, as a non-executive director.  Dr. Rosenthal’s particular qualifications for service on our Board include his extensive knowledge of regulatory and compliance requirements pertaining to medical devices, his experience with new product development, and his experience as an operating executive at a major medical device manufacturer.

Mr. Tremmel has been a business consultant since his retirement from Medtronic, Inc in April 2007, where he had been the President of Medtronic, Inc.’s Neurological Division since March 2003 and President of Medtronics’s Physio-Control Division from May 2001 until March 2003.  Mr. Tremmel also served as the President of Medtronics’s Tachyarrhythmia Management and Interventional Vascular Divisions between 1992 and 2001.  Prior to 1992, he served in various positions of increasing responsibility at Medtronic after joining the company in 1978.  Mr. Tremmel’s particular qualifications for service on our Board include his extensive global experience in the medical device industry, including expertise in strategic planning, new business development, and organization development, as well as specific responsibility for a large implantable neurostimulation device business.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OUR BOARD’S NOMINEES IDENTIFIED ABOVE.

Proposal No. 2:  Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG L.L.P. as our independent registered public accounting firm to conduct our audit for the fiscal year ending April 29, 2011.

We engaged KPMG L.L.P. to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 26, 2002.  The engagement of KPMG L.L.P. has been recommended by the Audit Committee and approved by our Board annually.  The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and has recommended, and our Board has approved, their inclusion therein.  See “Audit Matters—Report of the Audit Committee” included elsewhere in this proxy statement.

Although stockholder ratification of the selection of KPMG L.L.P. is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote on this selection.  Even if the selection is ratified, however, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended April 30, 2010, to our knowledge and based on written representations from our officers and directors, we believe that all reports required to be filed pursuant to Section 16(a) were filed in a timely manner.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 2, 2010, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of our named executive officers, (2) each of our directors and director nominees, (3) all current executive officers and directors as a group and (4) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock.  Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of shares of our common stock.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options	Total Beneficial Ownership	Percent of Class (2)

Named Executive Officers:
Daniel J. Moore (3)	330,819	47,690	378,509	*
Gregory H. Browne (4)	120,053	18,627	138,680	*
Milton M. Morris (5)	69,650	14,689	84,339	*
James A. Reinstein (6)	150,669	18,169	168,838	*
David S. Wise (7)	93,485	200,333	293,818	*

Directors and Director Nominees: (8)
Guy C. Jackson (9)	27,859	43,000	70,859	*
Joseph E. Laptewicz, Jr. (10)	20,246	—	20,246	*
Hugh M. Morrison (11)	42,979	—	42,979	*
Alfred J. Novak (12)	26,059	—	26,059	*
Arthur L. Rosenthal, Ph.D. (13)	26,059	—	26,059	*
Reese S. Terry, Jr. (14)	373,307	54,000	427,307	1.5%
Jon T. Tremmel	—	—	—	—

All current executive officers and directors as a group (13 persons)	1,325,633	535,117	1,860,750	6.7%

5% Holders Not Listed Above
Palo Alto Investors, LLC (17) 470 University Avenue Palo Alto, CA 94301	3,952,785	—	3,952,785	14.1%

FMR LLC (18) 82 Devonshire Street Boston, MA 02109	2,911,850	—	2,911,850	10.4%

Icahn Associates Corp. and associated companies (19) 767 Fifth Avenue, 47th Floor New York, NY 10153	2,107,972	—	2,107,972	7.5%

BlackRock Inc. (20) 40 East 52nd Street New York, NY 10022	2,000,141	—	2,000,141	7.2%

Wellington Management Company, LLP (21) 75 State Street Boston, MA 02109	1,538,175	—	1,538,175	5.5%

The Vanguard Group, Inc. (22) P.O. Box 2600 Valley Forge, PA 19482	1,452,021	—	1,452,021	5.2%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities.  Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days after August 2, 2010, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 27,950,052 at August 2, 2010.
(3)	Includes 171,181 shares of unvested restricted stock as to which Mr. Moore does not have investment power.
(4)	Includes 83,034 shares of unvested restricted stock as to which Mr. Browne does not have investment power.
(5)	Includes 69,650 shares of unvested restricted stock as to which Mr. Morris does not have investment power.
(6)	Includes 90,669 shares of unvested restricted stock as to which Mr. Reinstein does not have investment power, and 35,000 shares pledged as security.
(7)	Includes 72,724 shares of unvested restricted stock as to which Mr. Wise does not have investment power.
(8)	Excludes the beneficial ownership of Mr. Moore, which is reported above.
(9)	Includes 9,770 shares of unvested restricted stock as to which Mr. Jackson does not have investment power.
(10)	Includes 16,560 shares of unvested restricted stock as to which Mr. Laptewicz does not have investment power.
(11)	Includes 16,668 shares of unvested restricted stock as to which Mr. Morrison does not have investment power, and 9,344 shares pledged as security.
(12)	Includes 13,770 shares of unvested restricted stock as to which Mr. Novak does not have investment power.
(13)	Includes 13,770 shares of unvested restricted stock as to which Dr. Rosenthal does not have investment power.
(14)	Includes 6,688 shares of unvested restricted stock as to which Mr. Terry does not have investment power.
(17)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2010.
(18)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2010.
(19)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2010.
(20)	Based on a Schedule 13G/A filed with the SEC for the year ended December 31, 2009.
(21)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2010.
(22)	Based on a Form 13F filed with the SEC for the quarter ended March 31, 2010.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of April 30, 2010:

		Weighted-	Number of Securities
		Average Exercise	Remaining Available for
	Number of Securities to	Price of	Future Issuance Under
	be Issued Upon	Outstanding	Equity Compensation
	Exercise of Outstanding	Options,	Plans (Excluding
	Options, Warrants and	Warrants and	Securities Reflected in
	Rights	Rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders(1)	2,765,895	$17.06	2,110,042

Equity compensation plans not approved by security holders(2)	522,188	$11.75	284,419

Total	3,288,083	$16.22	2,394,461
_________________

(1)
The Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan (“1996 Stock Plan”), the Cyberonics, Inc. Amended and Restated 1997 Stock Plan (“1997 Stock Plan”), the Cyberonics, Inc. 1998 Stock Option Plan (“1998 Stock Plan”), the Cyberonics, Inc. 2005 Stock Plan (“2005 Stock Plan”), and the Cyberonics, Inc. 2009 Stock Plan (“2009 Stock Plan”) were approved by our Board and became effective in November 1996, November 2000, October 1998, March 2005, and August 2009, respectively.  Options granted under the 1996 Stock Plan (now expired), the 1997 Stock Plan (no longer available), and the 2005 Stock Plan (no longer available) generally vest ratably over four or five years following their date of grant. Options granted under the 1998 Stock Plan (now expired) generally vest seven years from the grant date but can accelerate based upon the achievement of specific milestones related to regulatory approval and the achievement of company objectives. Option awards have a maximum term of 10 years.  The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under the stock plans as of April 30, 2010:

Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
1996 Stock Plan	931,616	0
1997 Stock Plan	1,433,894	0
1998 Stock Plan	154,050	0
2005 Stock Plan	246,335	0
2009 Stock Plan	0	2,110,042

(2)
Rudolph Stand-Alone Stock Option Agreement.  On August 23, 2001, we granted Richard Rudolph a stock option that was not part of any of our other stock plans.  The Rudolph stock option granted him the right to purchase up to 150,000 shares of our Common Stock at a price of $15.56 per share and expires August 23, 2011. The stock option was fully vested and exercisable five years after the grant date.

New Employee Equity Inducement Plan.  The Cyberonics, Inc. New Employee Equity Inducement Plan (the “New Employee Plan”) is a non-stockholder approved plan, which was adopted by our Board on June 1, 2003. It was subsequently amended and restated by our Board on April 24, 2007.  The New Employee Plan provides for the award of unrestricted shares, restricted stock, and stock options to newly hired employees. We have reserved 1,150,000 shares of common stock for issuance under the New Employee Plan.   All option awards will have an exercise price per share of no less than 100% of the fair market value per share of our common stock on the grant date.  Any vesting period and the term of the option, up to ten years, as well as the form of consideration to be paid on exercise, are determined by our Board or the Compensation Committee at the time the award is granted.  The terms of any restricted stock award, including forfeiture terms, are also determined by our Board or the Compensation Committee at the time the award is granted.

The following table reflects the number of options, warrants, and rights outstanding and the number of shares available for awards under such stock plans as of April 30, 2010:

Stock Plan	Outstanding Options, Warrants and Rights	Shares Available for Future Issuance
Rudolph Stock Agreement	50,000	0
New Employee Plan	522,188	284,419

LEGAL PROCEEDINGS

Our pending legal proceedings are limited to ordinary routine litigation incidental to our medical device business.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age	Position
Daniel J. Moore	49	President and CEO
Gregory H. Browne	57	Vice President, Finance and CFO
Milton M. Morris	40	Vice President, Research & Development
Bryan D. Olin	43	Vice President, Clinical Affairs & Quality
James A. Reinstein	45	Vice President, Sales & Marketing and General Manager, International
Randal L. Simpson	50	Vice President, Operations
David S. Wise	55	Vice President, General Counsel, Human Resources and Secretary

Mr. Moore’s biographical information is set forth under “Items To Be Voted On By Stockholders — Proposal No. 1: Election of Directors — Our Director Nominees.”

Mr. Browne joined us in July 2007 as Vice President, Finance and CFO.  Mr. Browne has served as both CEO and CFO for several publicly traded healthcare companies.  From May 2002 to June 2006, he was CFO at Amedisys, Inc., a home nursing company with revenues in excess of $600.0 million, during a period of substantial growth in revenue, profitability and market capitalization.  From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company.  He founded in 1996 and served as President until March 2001 and a director until October 2001 at PeopleWorks, Inc., a human resource outsourcing company.  PeopleWorks filed a petition for reorganization under chapter 11 of the Bankruptcy Code in November 2001.  PeopleWorks’s petition was converted to chapter 7, and the company was liquidated in 2002.  From January 1992 to July 1995, he served as CEO for Ramsay Healthcare Inc., a provider of psychiatric services, and Ramsay-HMO, Inc., a health maintenance organization.

Dr. Morris joined us in January 2009 as Vice President, Research & Development, from Innerpulse Corporation, a private company developing an implantable defibrillator, where he had been the Director, Program Management & Operations since July 2007.  Prior to Innerpulse, he spent 11 years at Boston Scientific and its predecessor, Guidant Corporation, where he served as Director, Marketing from May 2006 to July 2007, Field Clinical Representative from October 2004 to May 2006, Director, Research & Development from November 2002 to October 2004, and Manager, Research & Development from October 1999 to October 2002.  Dr. Morris received his Ph.D. in Electrical Engineering from The University of Michigan.

Dr. Olin joined us in May 2009 as Vice President, Quality, after leaving Zeltiq Aesthetics, Inc., a privately held medical technology company in the San Francisco area, where he had served as Sr. Director, Quality Assurance since October 2007. Prior to Zeltiq Aesthetics, Dr. Olin was employed at the LifeScan and Cordis franchises of Johnson & Johnson from 1999 to 2007, holding several positions of increasing responsibility in quality assurance, statistics, and clinical data management. Dr. Olin began his career with Procter & Gamble in 1993 after obtaining his Ph.D. in Statistics from Iowa State University.  In August 2009, in addition to his Quality responsibilities, Dr. Olin was named Interim Vice President, Clinical Affairs, and in November 2009, he was appointed as our Vice President, Clinical Affairs and Quality.

Mr. Reinstein joined us in August 2007 as Vice President, Sales & Marketing and General Manager, International after a 17-year career at Boston Scientific Corporation, where he held positions in sales, marketing, and general management in the United States, Europe, Latin America, and Asia. From 2005 through mid 2007, he served as Vice President of Asia with direct leadership of Korea, Taiwan, and Hong Kong.  Prior to that role, he was the Country Director of Boston Scientific de Mexico, where the business experienced compounded annual growth in excess of 30%.  Countries under his leadership were recognized for excellence relative to peer countries in four of his last six years, with Korea being recognized as the top international country in 2006.  Additionally, Mr. Reinstein held senior management positions at several Boston Scientific U.S. and international divisions. Prior to joining Boston Scientific, he spent four years with The Procter & Gamble Company in sales and management roles.

Mr. Simpson joined us in 1998 and served in various manufacturing management positions such as Director, Manufacturing, Director, Materials, and Sr. Director of Operations, until October 2003 when he became Vice President, Operations.  From March 2006 until May 2008, Mr. Simpson was responsible for the Quality Department, and from August 2007 until January 2009, he also assumed responsibility for the Research & Development Department.  From February to May 2009, he again assumed responsibility for Quality.  Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing.  Mr. Simpson has more than 25 years of manufacturing experience with more than 18 years of experience in the medical device industry.

Mr. Wise joined us in September 2003 as Vice President and General Counsel.  He was appointed our Secretary in November 2003. In June 2009, he also assumed responsibility for the Human Resources Department.  From July 1994 to September 2003, Mr. Wise was employed at Centerpulse USA Inc. (formerly Sulzer Medica USA Inc.), a medical technology company specializing in orthopedic products acquired by Zimmer Holdings, Inc. in 2003.  At Centerpulse he served as Group Vice President and General Counsel from September 1998 to September 2003 and as Assistant General Counsel, Intellectual Property from July 1994 to September 1998.  Prior to July 1994, he spent 12 years in private legal practice focused on intellectual property and commercial litigation.  Mr. Wise has more than 27 years of experience in intellectual property, business development, and legal affairs in both private and corporate practice.  He currently serves as a member of the Board of Directors of the Epilepsy Foundation of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply these statements to other contexts.

Overview of Our Executive Compensation Program

Our short-term business objectives for fiscal 2010 included net sales of $161.2 million and an operating income of $28.0 million.  We exceeded these objectives with increases in sales and operating income in our epilepsy indication by 17% and 94%, respectively.  Our short-term business objectives for fiscal 2011 include substantial increases in sales and operating income.  Longer term, our objectives are to generate sales of $320 million by fiscal 2015 on a net sales growth rate of 15%.  Our success in achieving our short- and long-term objectives depends, to a significant extent, on our ability to attract, motivate, and retain executive officers with the skills and experience to develop and execute our business strategy.  As a result, we seek to provide fair compensation by targeting total executive compensation at competitive market levels and by aligning compensation with objectives that increase stockholder value.

Our overall executive compensation program consists of four primary categories:  (1) a base salary, (2) a short-term incentive in the form of an annual bonus, (3) a long-term incentive in the form of an annual equity award, and (4) severance and other benefits.  At the beginning of each fiscal year, the Compensation Committee (referred to as the “Committee” for purposes of this Compensation Discussion and Analysis) approves base salaries, annual bonus performance objectives for the new fiscal year, and equity awards for each executive officer.  At the end of each fiscal year, the Committee evaluates the performance of each executive officer against the performance objectives set at the beginning of the fiscal year and approves the amount of each executive officer’s annual bonus.  The Committee combines the compensation elements for each executive officer in a manner that fairly rewards that officer’s contribution to our performance consistent with maintaining and growing stockholder value.

Throughout this proxy statement, the individuals who served as our principal executive officer and our principal financial officer during fiscal 2010, as well as our other three executive officers who had the highest compensation for fiscal 2010, are referred to as “Named Executive Officers.”  Our “executive officers,” each of whom is identified under “Information About our Executive Officers” above, include our Named Executive Officers, as well as other persons serving as our vice presidents.  The terms of office and positions held by each of our Named Executive Officers are shown in the table below.

Name	Position	Term of Office
Current Officers:
Daniel J. Moore	President and CEO	May 2007 – Current

Gregory H. Browne	Vice President, Finance and CFO	July 2007 – Current

Milton M. Morris	Vice President, Research & Development	January 2009 – Current

James A. Reinstein	Vice President, Sales & Marketing and General Manager, International	August 2007 – Current

David S. Wise	Vice President and General Counsel Secretary Vice President, Human Resources	September 2003 – Current November 2003 – Current June 2009 – Current

Role of the Committee, its Consultant, and Management

On behalf of our Board, the Committee reviews, evaluates, and approves all compensation for our executive officers, including our compensation philosophy, policies, and plans.  Our CEO and our Vice President, Human Resources also play important roles in the executive compensation process; however, all final decisions regarding executive compensation remain with the Committee.  The Committee also obtains compensation data, as it deems appropriate, from an independent compensation consultant engaged directly by the Committee.  During the fourth quarters of fiscal 2009 and fiscal 2010, the Committee engaged the services of Pearl Meyer, an executive compensation consulting firm that has access to national compensation surveys, as well as our compensation information, to assist the Committee in determining the form and amount of executive compensation.  For additional information regarding the Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the role of the Committee’s consultant and management in the process, see “Corporate Governance — Committees of Our Board — Compensation Committee” above.

Objectives of Our Executive Compensation Program

General

We have developed an executive compensation program that is designed (1) to recruit and retain key executive officers responsible for our success and (2) to motivate management to enhance long-term stockholder value.  To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•
Providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled executive officers who are key to our long-term success.  We have designed multiple pay and reward vehicles that work together to achieve our overall compensation objectives.  These vehicles deliver a competitive package that focuses on rewarding performance and retaining talent.  We use a benchmarking approach, described in more detail below, to set and evaluate the competitiveness of each executive officer’s base salary, annual bonus, and equity compensation.

•
Rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our executive officers.  Our executive compensation program is designed so that a substantial portion of an executive officer’s compensation is based on performance – primarily the achievement of company and individual performance objectives.  The emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests.  Individual compensation targets and performance objectives are established based on our philosophy that the components of our compensation program should work as an integrated package to deliver above-market pay only for above-market performance.

•
Balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.  Our success depends on our executive officers focusing on the critical strategic and tactical objectives that lead to company success.  Therefore, performance objectives have been developed to align executive compensation with our business objectives.  This philosophy is applied throughout our compensation programs for all employees.  The design of the program, the selected performance objectives, and the timing of awards and payouts are all intended to drive business performance and increase stockholder returns.

Reducing the Possibility of Excessive Risk-Taking

Our executive compensation program is designed to motivate and reward our executive officers for their performance during the fiscal year and over the long-term and for taking appropriate risks toward achieving our long-term financial and strategic growth objectives.  The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•
Balanced Mix of Pay Components.  The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of base salary, annual short-term incentive compensation in the form of a cash bonus, and long-term equity-based compensation vesting over three or four years.

•	Bracketed Incentive Awards. Annual cash bonuses can be as little as 0% but no more than 200% of target.
•
Stock Ownership Guidelines.  Our executive officers and directors are encouraged to comply with guidelines suggesting the ownership of substantial equity positions in our stock.  See “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions.”

•	Performance Assessments. Compliance and ethical behaviors are integral factors considered in all performance assessments.
The Committee has established a number of tools to assist it in ensuring that our executive compensation program supports these objectives and our company culture.  Certain of the tools include competitive benchmarking and tally sheets, both of which are described in more detail below.

Competitive Benchmarking

The Committee compares the pay practices for our executive officers against other companies annually to assist it in the review and comparison of certain elements of compensation for our executive officers.  While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that the practice of reviewing comparative compensation data is useful for two reasons: (1) our compensation practices must be competitive in the marketplace in order to attract and retain executive officers with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders; and (2) marketplace information is one of the many factors considered in assessing the reasonableness of our executive compensation program.  Accordingly, the Committee compares the compensation levels for our executive officers with those of comparable companies identified by a compensation consultant.

Fiscal 2009.  During the fourth quarter of fiscal 2009, the Committee engaged its independent compensation consultant, Pearl Meyer, to identify an appropriate peer group of companies (the “2009 Peer Group”) for compensation analysis.  Pearl Meyer started by selecting for the 2009 Peer Group the same 15 companies comprising the peer group it last used for our compensation analysis, as reflected in the table below.

Abiomed, Inc.	Datascope Corp.	Synovis Life Tech, Inc.
Angiodynamics, Inc.	Haemonetics Corp.	Thoratec Corp.
Arrow International, Inc.	Micrus Endovascular Corp.	VNUS Medial Technologies Corp.
Arthrocare Corp.	Possis Medical, Inc.	Wright Medical Group, Inc.
Cardiac Science Corp.	The Spectranetics Corp.	Zoll Medical Corp.

Pearl Meyer then reviewed each company for continued appropriateness for compensation analysis, ultimately excluding four companies from the 2009 Peer Group, as explained in the table below.

Company	Reason for Exclusion
Arrow International, Inc.	Acquired by Teleflex Incorporated
Arthrocare Corporation	Restating financials at the time; trading status reduced to Pink Sheets
Datascope Corporation	Acquired by Getinge AB
Possis Medical, Inc.	Acquired by Bayer AG’s Medrad, Inc. subsidiary

Pearl Meyer next considered supplementing the 11 companies remaining in the 2009 Peer Group with additional companies by reviewing a group of companies we used for benchmarking compensation for our non-executive employees.  Applying selection parameters based on similarity of products, revenues, and market capitalization, Pearl Meyer identified three additional companies for inclusion in the 2009 Peer Group:  Conceptus Incorporated; Exactech, Inc.; and NxStage Medical, Inc.

The 2009 Peer Group thus selected by Pearl Meyer for use in benchmarking our executive officers’ compensation at the beginning of fiscal 2010 included the following 14 companies:

Abiomed, Inc.	Haemonetics Corporation	Thoratec Corporation
AngioDynamics, Inc.	Micrus Endovascular Corporation	VNUS Medical Technologies, Inc.
Cardiac Science Corporation	NxStage Medical, Inc.	Wright Medical Group, Inc.
Conceptus Incorporated	The Spectranetics Corporation	ZOLL Medical Corporation
Exactech, Inc.	Synovis Life Technologies, Inc.

Pearl Meyer also collected compensation data from two other sources (the “2009 Survey Group” data): (1) SIRS 2008 Executive Compensation Survey (obtained by the company), consisting of a custom cut of 14 medical device firms, three pharmaceutical firms, and one biotechnology firm, and (2) a confidential source, consisting of a broader group of medical device, pharmaceutical, and biotechnology firms employing the appropriate revenue, industry, and executive role perspectives.  Pearl Meyer then calculated a simple average of the 2009 Peer Group data and the 2009 Survey Group data at the quartiles (25th, 50th, and 75th percentiles) to obtain a composite data set (the “2009 Composite Survey”) for benchmarking executive compensation.

The Committee used the 2009 Composite Survey to benchmark (1) base salary, (2) target total cash compensation (current base salary plus target annual bonus), (3) actual total cash compensation (current base salary plus last actual paid bonus), (4) actual equity compensation (Black-Scholes value of stock options and fair market value of shares awarded) and (5) actual total direct compensation (actual total cash compensation plus actual equity compensation) for each of our executive officers.

Fiscal 2010.  In the fourth quarter of fiscal 2010, the Committee again engaged its independent compensation consultant, Pearl Meyer, to identify a peer group of companies for compensation analysis (the “2010 Peer Group”).  Pearl Meyer started by selecting for the 2010 Peer Group the same 14 companies comprising its 2009 Peer Group.

Pearl Meyer then reviewed each company for continued appropriateness for compensation analysis, ultimately excluding two companies from the 2010 Peer Group, as explained in the table below.

Company	Reason for Exclusion
Haemonetics Corporation	Revenue above the target revenue range (⅓ to three times our revenue)
VNUS Medical Technologies, Inc.	Acquired by Covidien plc in June 2009

Pearl Meyer next considered supplementing the 12 companies remaining in the 2010 Peer Group with additional companies by reviewing a list of related companies identified from Hoovers and the Global Industry Classification System.  Comparing the companies based on similarity of products, revenues, and market capitalization, Pearl Meyer identified two additional companies for inclusion in the 2010 Peer Group:  ATS Medical, Inc. and Nuvasive, Inc.

The 2010 Peer Group thus selected by Pearl Meyer for use in benchmarking our executive officers’ compensation included the following 14 companies:

Abiomed, Inc.	Exactech, Inc.	Synovis Life Technologies, Inc.
AngioDynamics, Inc.	Micrus Endovascular Corporation	Thoratec Corporation
ATS Medical, Inc.	Nuvasive, Inc.	Wright Medical Group, Inc.
Cardiac Science Corporation	NxStage Medical, Inc.	ZOLL Medical Corporation
Conceptus Incorporated	The Spectranetics Corporation

Pearl Meyer also collected compensation data from two other sources (the “2010 Survey Group” data): (1) SIRS 2009 Executive Compensation Survey (provided by us), consisting of executive compensation data collected from us and 17 other medical device firms (American Medical Systems Holdings Inc.; Boston Scientific Corporation; C.R. Bard, Inc.; Draeger Medical Inc., Edwards Lifesciences LLC; ev3 Inc.; Exactech, Inc.; Fresenius Medical Care Holdings, Inc.; Integra LifeSciences Corporation; Johnson & Johnson, Inc. - Medical Devices & Diagnostics; Kinetic Concepts Inc.; Medtronic, Inc.; NxStage Medical, Inc.; Omron Healthcare; Smith & Nephew plc – Orthopaedics; St. Jude Medical, Inc.; and Thoratec Corporation), and (2) two confidential survey sources, consisting of a broader group of medical device, pharmaceutical, and biotechnology firms employing the appropriate revenue, industry, and executive role perspectives.  Pearl Meyer then calculated a simple average of the 2010 Peer Group data and the 2010 Survey Group data at the quartiles (25th, 50th, and 75th percentiles) to obtain a composite data set (the “2010 Composite Survey”) for benchmarking executive compensation.

The Committee used the 2010 Composite Survey to benchmark (1) base salary, (2) target total cash compensation (current base salary plus target annual bonus), (3) actual total cash compensation (current base salary plus last actual paid bonus), (4) actual equity compensation (Black-Scholes value of stock options and fair market value of shares awarded) and (5) actual total direct compensation (actual total cash compensation plus actual equity compensation) for each of our executive officers at the beginning of fiscal 2011.

Tally Sheets

The Committee instituted the practice of using tally sheets when reviewing the compensation packages for our executive officers commencing with compensation decisions made at the end of fiscal 2008. The tally sheets provide a summary of base salary, annual bonus, and equity awards over the preceding five years, as well as estimated payouts under each executive officer’s severance agreement in the event of employment termination following a change in control, and under each executive officer’s employment agreement in two employment termination scenarios: (1) with cause and (2) without cause.

The tally sheets provide both a snapshot of current compensation opportunities and benefits and a quantification of payments and other value an executive officer would receive in various termination-of-employment scenarios. As such, they enable the Committee to see and evaluate the full range of each executive officer’s compensation, understand the magnitude of potential payouts as a result of change in control and other events resulting in termination of employment, and consider changes to our compensation program, arrangements, and plans in light of “best practices” and emerging trends. The Committee considers the information provided through the tally sheets, along with company and individual executive officer performance, internal pay equity, and benchmarking data in making its compensation decisions.

Elements of Our Fiscal 2010 Executive Compensation Program

Our executive compensation program consists of the following:

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year.  In addition to ensuring that base salary levels are competitive with the market through the use of appropriate benchmarking data, we seek to maintain internal pay equity in the base salaries of our executive officers by aligning the salary for each position relative to salaries for other positions so that they accurately reflects each executive officer’s skills, responsibilities, experiences, and contributions to our company.  In addition to these overarching considerations, annual salary adjustments are also based on many individual factors, including:

•	the responsibilities of the executive officer, including recent changes in those responsibilities;
•	the scope, level of expertise, and experience required for the executive officer’s position;
•	the strategic impact of the executive officer’s position; and
•	the demonstrated individual performance and potential future contribution of the executive officer.
In addition to the individual factors listed above, the Committee considers our overall business performance, such as our earnings per share and annual revenues.  While these factors generally provide context for making salary decisions, base salary decisions do not depend on the attainment of specific goals or performance levels.  The Committee reviews base salaries at the beginning of the fiscal year, but does not necessarily adjust base salaries if the Committee believes that, in light of the foregoing considerations, no adjustment is appropriate at the time.

Fiscal 2010.  Our philosophy is to target base salaries at approximately the 50th percentile of salaries in the 2009 Composite Survey.  Executive officers whose individual performance consistently exceeds expectations can be rewarded with a base salary in the range between the 55th and 70th percentile.  Executive officers whose individual performance is consistently outstanding can be rewarded with a base salary at the 75th percentile.  This approach ensures that the base salary for our executive officers is competitive and allows the flexibility to provide a base salary higher than the 50th percentile in appropriate circumstances.

The Committee made the following adjustments to the base salaries of our Named Executive Officers during the first quarter of fiscal 2010:

Executive Officer	Former Base Salary ($)	New Base Salary ($)	Percentage Increase (%)	2009 Composite Survey (percentile)

Daniel J. Moore	480,000	505,000	5.2	65th – 70th
Gregory H. Browne	278,250	295,000	6.0	50th
Milton M. Morris	225,000	245,000	8.9	35th – 40th
James A. Reinstein	300,150	312,150	4.0	(1)
David S. Wise	255,000	270,000	5.9	50th – 55th
_________________

(1)
The 2009 Composite Survey does not include compensation data for the position of Vice President, Sales & Marketing and General Manager, International.  Mr. Reinstein’s fiscal 2010 annual base salary is above the 75th percentile for the top sales and marketing executive or the third highest compensated executive in the 2009 Composite Survey.

Daniel J. Moore.  The Committee increased Mr. Moore’s base salary in recognition of his outstanding leadership and the continued growth in our revenue and operating earnings during fiscal 2009.

Gregory H. Browne.  The Committee increased Mr. Browne’s base salary to the target 50th percentile in the 2009 Composite Survey.

Milton M. Morris.  The Committee increased Mr. Morris’s base salary after only six months of employment in recognition of his important contributions to our new product development plans.

James A. Reinstein.  The Committee increased Mr. Reinstein’s base salary by 4% in recognition of his success in increasing our sales.

David S. Wise.  The Committee increased Mr. Wise’s base salary to approximately the target 50th percentile in the 2009 Composite Survey.

Discretionary Cash Bonuses

The Committee occasionally awards discretionary cash bonuses to our executive officers for outstanding performance.  In fiscal 2010, the Committee did not award any discretionary cash bonuses to a Named Executive Officer.

Annual Executive Bonus Program

The purpose of our annual executive bonus program is to motivate our executive officers to achieve, and reward the accomplishment of, our annual company, executive team, and individual performance objectives.

Overview of Fiscal 2010 Executive Bonus Program.  Our CEO’s employment agreement provides for a target annual bonus amount equal to 75% of his base salary.  The employment agreements of our other Named Executive Officers provide for a target annual bonus amount equal to 50% of their base salaries.  Coupled with appropriate performance objectives, as described below, we believe that these target annual bonus amounts provide a strong incentive for our executive officers to achieve the performance objectives and increase stockholder value.

Performance Objectives.  The Committee’s process for determining annual bonuses for fiscal 2010 started with the extent of achievement of the following performance objectives:

•	achievement of an annual revenue plan target of $162 million (which accounted for 25% of the target annual bonus amount);
•	achievement of an annual earnings from operations plan target of $28 million (which accounted for 25% of the target annual bonus amount);
•	achievement of an annual gross profit margin plan target of 86.0% (which accounts for 8.33% of the target bonus amount);
•	achievement of an annual cash flow plan target of $33.0 million (which accounts for 8.33% of the target bonus amount);
•	achievement of an annual global epilepsy unit growth plan target of 883 units (which accounts for 8.34% of the target bonus amount); and
•	achievement of individual performance objectives (which accounts for 25% of the target annual bonus amount).
We selected revenue, earnings from operations, gross profit margin, cash flow, and unit growth plan targets as the most appropriate objectives on which to base the bonus plan because they are financial metrics that are widely used by investors and analysts to evaluate our corporate performance.  In addition, each executive officer can contribute directly and indirectly to these objectives, and bonuses are paid only to the extent that these objectives, particularly revenue and earnings from operations, from which bonuses are funded, are met.  These targets were considered quite challenging at the time of their adoption, representing significant growth (12.2% and 47.4% for revenue and earnings from operations, respectively) following a sustained period of decline prior to fiscal 2009.

For each executive officer, we selected individual performance objectives that supported the company objectives or addressed strategic objectives critical to our long-term success.  These included objectives pertaining to:

•	Mr. Moore – global new patient growth and product development pipeline;
•	Mr. Browne – finance and information technology team development and strategies for uses of cash;
•	Mr. Morris – acceleration of new product development and product development competencies;
•	Mr. Reinstein – U.S. new patient growth, sales management team development, and regulatory approval in Japan; and
•	Mr. Wise – reorganization of Human Resources and international legal compliance.
Bonus Funding.  The bonus pool is funded based on the extent of achievement of company and individual performance objectives.  Thus, the amount accumulated in the bonus pool is equal to each executive officer’s target bonus amount multiplied by that executive officer’s percentage achievement of all performance objectives.  Individual bonuses may range from 0% to 200% of an executive officer’s target bonus amount, giving each executive officer the opportunity to underachieve or overachieve to the extent of his target bonus amount.  The sum of the bonuses actually paid to all executive officers may be less than, but ordinarily should not exceed, the amount in the bonus pool, unless the Committee, in its discretion, determines otherwise.  The Committee retains full discretion to disregard the guidelines and award annual bonuses in any amount or not award them at all.  For a discussion of the process followed by the Committee to fund the bonus pool, see the discussion below at “Executive Compensation — Summary Compensation — Non-Equity Incentive Plan Compensation (Column G).”

Bonus Determinations.  After the end of fiscal 2010, our CEO prepared a written report describing his recommendations to the Committee for bonus amounts for each executive officer, including spreadsheets reflecting the bonus pool amounts funded.  Our CEO also prepared a written self-evaluation of his performance for the Committee and received a formal performance review in a meeting with our Chairman.  In addition, the Committee received tally sheets reflecting current and historical summaries of all forms of compensation received by each executive officer.  Based on this information, the Committee awarded the following annual bonus amounts for fiscal 2010:

Named Executive Officer	Target Amount of 2010 Annual Bonus (1) ($)	Final 2010 Annual Bonus Amounts ($)	Percent of Target Bonus Amount (%)
Daniel J. Moore	378,750	525,566	139
Gregory H. Browne	147,500	197,077	134
Milton M. Morris	122,500	166,388	136
James A. Reinstein	156,075	220,493	141
David S. Wise	135,000	183,366	136
_________________
(1)	For Mr. Moore, the target bonus amount is 75% of his base salary. For all other executive officers, the target bonus amount is 50% of their base salary.

Daniel J. Moore.  Mr. Moore led our company to a second year of record net sales and earnings in fiscal 2010, continuing a major turnaround from the declining sales and lost earnings that preceded his tenure.  Taking into account our outstanding financial performance and the amount of overachievement ($8.86 million) of our income from operations plan, the Committee exercised its discretion to increase Mr. Moore’s annual bonus amount by $54,540 over the amount determined according to achievement of performance objectives under the Fiscal 2010 Executive Bonus Program.

Gregory H. Browne.  Mr. Browne continued to meet his objectives to control expenses, manage the balance sheet, and pay down our convertible debt, all as a part of his financial road map for our company’s success.  The Committee exercised its discretion to increase Mr. Browne’s annual bonus amount by $25,813 over the amount determined according to achievement of performance objectives under the Fiscal 2010 Executive Bonus Program.

Milton M. Morris.  Mr. Morris fulfilled his primary objective to build our product development capability.  The Committee exercised its discretion to increase Mr. Morris’s annual bonus amount by $18,375 over the amount determined according to achievement of performance objectives under the Fiscal 2010 Executive Bonus Program.

James A. Reinstein.  Mr. Reinstein over-achieved his revenue target plan.  The Committee exercised its discretion to increase Mr. Reinstein’s annual bonus amount by $27,313 over the amount determined according to achievement of performance objectives under the Fiscal 2010 Executive Bonus Program.

David S. Wise.  Mr. Wise continued to perform at a high level of productivity and assumed responsibility for our Human Resources Department during fiscal 2010.  The Committee exercised its discretion to increase Mr. Wise’s annual bonus amount by $20,250 over the amount determined according to achievement of performance objectives under the Fiscal 2010 Executive Bonus Program.

Equity Awards

Our equity awards program is designed to give our executive officers a longer-term stake in our company, act as a long-term retention tool, and align employee and stockholder interests by increasing compensation as stockholder value increases.  In addition, the Committee occasionally grants equity awards in recognition of outstanding service to our company. The Committee believes that long-term incentive equity awards should be a mixture of restricted stock and options, giving our executive officers the benefits and risks associated with both forms of incentive compensation.  The Committee selected the executive officers’ annual base salaries as the target value for their fiscal 2010 equity awards and considered awards of restricted stock and options in that target amount on the annual grant date, subject to the Committee’s discretion to increase the award based on past and anticipated future performance or to decrease the award based on past performance or in connection with considerations pertaining to the Board’s stock ownership guidelines, as described below under “Other Matters — Stock Ownership Guidelines and Hedging Prohibitions.”

Because equity awards are intended to facilitate retention, the restrictions relating to the awards typically lapse over a period of years or upon the achievement of certain performance objectives, and unvested shares are forfeited upon termination of employment or failure to achieve the performance objectives, except as otherwise provided in an employment agreement or severance agreement.

Fiscal 2010 Annual Equity Awards.  On June 8, 2009, the Committee approved the equity awards for our Named Executive Officers listed in the table below. The Committee decided to award approximately 50% of the grant date value of each award in restricted stock and approximately 50% of the grant date value in stock options.  Restricted stock retains value even if the price of our common stock declines after the grant date, while stock options offer the potential for a gain only if the stock price rises from the grant date common stock price.  The Committee awarded two shares subject to an option for every restricted share based on the assumption that the Black-Scholes value of a stock option was approximately one-half of the value of a restricted share on the grant date.  The stock option awards vest at the rate of 25% on each of the first four anniversaries of the grant date, and restricted stock awards vest in full on the third anniversary of the grant date.

Named Executive Officer	Approximate Grant Value ($)	Multiple of Fiscal 2009 Salary	Option Shares Granted for Fiscal 2010 (#)	Shares of Restricted Stock Granted for Fiscal 2010 (#)	2009 Composite Survey (percentile)
Daniel J. Moore	600,000	1.25	40,760	20,380	50th – 55th
Gregory H. Browne	333,900	1.20	22,682	11,341	60th – 65th
Milton M. Morris	202,500	0.90	13,756	6,878	55th – 60th
James A. Reinstein	375,188	1.25	25,488	12,744	(1)
David S. Wise	306,000	1.20	20,788	10,394	60th – 65th

(1)
The 2009 Composite Survey does not include compensation data for the position of Vice President, Sales & Marketing and General Manager, International.  Mr. Reinstein’s long-term incentive award is above the 75th percentile for a Vice President, Sales & Marketing in the 2009 Composite Survey.

In the case of Mr. Morris, who joined us in January 2009 and received an equity award at that time, the Committee granted an equity award equal to approximately 0.9 times his fiscal 2009 base salary.  For the other Named Executive Officers, the Committee exercised its discretion to increase the value of the equity awards as a multiple of fiscal 2009 base salary to approximately 1.20 in the cases of Messrs. Browne and Wise and to approximately 1.25 in the cases of Messrs. Moore and Reinstein, each of whose contributions during fiscal 2009 were pivotal to our increases in revenue and operating income and whose anticipated contributions in fiscal 2010 were viewed by the Committee as equally critical to our continued successful performance.

Fiscal 2010 Retention Equity Awards.  The Committee believes that we have assembled an outstanding team of executive officers and wished to ensure that key executive officers, those whose departure would create the most risk to our ability to realize our vision, are adequately incentivized to continue their employment with us.   Accordingly, in the fourth quarter of fiscal 2009, the Committee reviewed all prior equity awards to each executive officer and considered the extent to which these awards foster retention of the executive officer.  For purposes of this analysis, the Committee calculated the total value of all unvested awards of restricted stock and all unexercised stock options, both vested and unvested, at a stock price of $25.00 per share, a premium of at least 65% over the then current trading range of our stock.  The Committee then established for key executive officers a minimum value that it considered reasonably likely to be sufficient to retain the executive officer and determined the additional number of shares of restricted stock, valued at $25.00 per share, to achieve that retentive value.  Based on this analysis, the Committee approved the following awards of restricted stock, all of which will vest on the third anniversary of the grant date (June 8, 2012), to the following Named Executive Officers:

Named Executive Officer	Approximate Grant Date Value ($)	Shares of Restricted Stock Granted for Fiscal 2010 (#)
Daniel J. Moore	677,120	46,000
Gregory H. Browne	582,132	39,547
Milton M. Morris	610,644	41,484
James A. Reinstein	542,285	36,840
David S. Wise	629,972	42,797

Severance Benefits

Change in Control Benefits.  An acquisition in our industry can take six months or more to complete, and during that time it is critical that we have stability in our leadership.  If we are in the process of being acquired, our executive officers may have concerns about their employment with the acquiring company.  Accordingly, we have provided each of our executive officers with change in control benefits so that our executive officers can focus on our business without the distraction of searching for new employment.  The change-in-control benefits for our executive officers are set forth in their employment agreements.  The severance benefits are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column E) — Change in Control Arrangement with Mr. Moore” and “— Change in Control Arrangements with Our Other Named Executive Officers.”

Other Termination Payments. Our offices in southeast Texas are located relatively distant from locales with large clusters of medical device companies from which we recruit talented executive officers.  As a consequence, we find it helpful to offer a termination benefit as an incentive for our executive officers to relocate.  The termination benefits for our executive officers are discussed below in “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column H) — Severance Arrangement with Mr. Moore” and “— Severance Arrangements with Our Other Named Executive Officers.”

Equity-Based Plans.  The terms of our equity incentive plans provide for accelerated vesting of any unvested grants of stock options upon the executive officer’s death or disability (as defined in the plans) or upon a change in control of our company (as defined in the plans).  Our agreements awarding restricted stock to directors, executive officers, and employees include similar benefits in the case of death or change in control, but not disability.  The Committee believes that provisions of this nature are necessary for us to offer competitive compensation and attract the talent required to build a successful business.

Other Benefits

In addition to base salaries, annual bonuses, equity awards, and severance benefits, we provide other forms of compensation.  Except as otherwise indicated, these benefits are available to all employees, including our executive officers, and are offered for the purpose of providing competitive compensation and benefits to attract new employees and to secure the continued employment of current employees.

•
401(k) Savings Plan.  We have a defined contribution profit sharing (401(k)) plan, the Cyberonics, Inc. Employee Retirement Savings Plan, which is designed to assist our employees in providing for their retirement.  We match the plan contributions of our employees, in cash, at the rate of 50% of up to 6% of an employee’s wages or salary.  Our matching contribution vests 20% per year for the first five years of a participant’s employment.  An employee who participates after the fifth year of employment will be fully vested immediately in our matching contributions.

•
Health and Welfare Benefits.  Our employees, including our executive officers, are eligible to participate in medical, dental, vision, disability insurance, life insurance, and flexible healthcare and dependant care spending accounts to meet their health and welfare needs.  These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.  This is a fixed component of compensation, and the benefits are provided on a non-discriminatory basis to all employees.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and for that reason, we provide only limited other personal benefits, such as group term life insurance.  In addition, we reimburse our newly hired employees, including our executive officers, for their expenses related to relocation to Houston, Texas, including travel expenses related to a search for housing, moving expenses, and closing costs related to selling a residence.  See “Executive Compensation — Summary Compensation — All Other Compensation (Column H)” for the amounts paid as perquisite and other personal benefits during fiscal 2010.

Our Fiscal 2011 Executive Compensation Program

In June 2010, the Committee adjusted the salaries of our executive officers and approved the Fiscal 2011 Executive Bonus Program and equity awards.

Fiscal 2011 Base Salaries.

Our philosophy is to target base salaries at approximately the 50th percentile of salaries in the 2010 Composite Survey.  Executive officers whose individual performance consistently exceeds expectations can be rewarded with a base salary in the range between the 55th and 70th percentile.  Executive officers whose individual performance is consistently outstanding can be rewarded with a base salary up to the 75th percentile.  The base salary for executive officers whose performance fails to meet expectations will fall below the 50th percentile.  This approach ensures that the base salary for our executive officers is competitive and allows the flexibility to provide a base salary higher than the 50th percentile in appropriate circumstances.

The Committee made the following adjustments to the base salaries of our Named Executive Officers for fiscal 2011:

Executive Officer	Former Base Salary ($)	New Base Salary ($)	Percentage Increase (%)	2010 Composite Survey (percentile)

Daniel J. Moore	505,000	525,200	4.0	70th – 75th
Gregory H. Browne	295,000	306,800	4.0	55th – 60th
Milton M. Morris	245,000	268,000	9.4	30th(1)
James A. Reinstein	312,150	324,625	4.0	(2)
David S. Wise	270,000	287,000	6.3	50th
_________________

(1)
The Committee believes that it is prudent to limit the amount by which an executive officer’s annual base salary can be increased in any one year, resulting in Mr. Morris’s new base salary falling at the 30th percentile in the 2010 Composite Survey.

(2)
The 2010 Composite Survey does not include compensation data for the position of Vice President, Sales & Marketing and General Manager, International.  Mr. Reinstein’s fiscal 2011 annual base salary is above the 75th percentile for a Vice President, Sales & Marketing in the 2010 Composite Survey.

Fiscal 2011 Executive Bonus Program.

The Fiscal 2011 Executive Bonus Program will be the same as the Fiscal 2010 Executive Bonus Program with the exception that the pool from which bonuses may be paid will be funded according to (1) our achievement of (a) an annual revenue plan target (which accounts for 25% of the target annual bonus amount); (b) an annual income from operations plan target (which accounts for 25% of the target annual bonus amount); (c) an annual cash flow plan target (which accounts for 5% of the target annual bonus amount); (d) an annual global epilepsy unit growth plan target (which accounts for 5% of the target annual bonus amount); (e) an annual new patient growth plan target (which accounts for 5% of the target annual bonus amount); and (f) an annual new product plan target (which accounts for 10% of the target annual bonus amount); and (2) the executive officers’ achievement of individual performance objectives (which account for 25% of the target annual bonus amount).

Fiscal 2011 Equity Awards.

In June 2010, the Committee considered long-term incentive compensation in the form of equity awards for our executive officers.  The Committee’s philosophy for fiscal 2011 equity awards was to target awards at the 75th percentile of the 2010 Composite Survey, believing that retention of our existing executive officers is a key aspect of future our success and recognizing the continuing improvement of our company performance relative to our peer companies.

For fiscal 2011, the Committee continued its practice in recent years of granting approximately one-half of the value of each equity award in shares of restricted stock, all of which vests on the third anniversary of the grant date, and one-half of the value in stock options, which vest at the rate of 25% on each of the first four anniversaries of the grant date.  By splitting the awards between restricted stock and stock options, the Committee sought to balance the stability of immediate value upon vesting of restricted stock with the potential for greater value from stock options with substantial increases in the stock price.  Because the compensation expense we calculated for a share of restricted stock on the grant date was greater than the Black-Scholes value of a stock option on the grant date, the Committee awarded two stock options for each share of restricted stock.

In determining the value to be awarded each executive officer, the Committee considered the demonstrated individual performance of each executive officer and the extent to which an executive officer is considered to be a key contributor to our future success.  Based on these considerations, the Committee approved the following annual equity awards to the Named Executive Officers:

Named Executive Officer	Approximate Grant Value ($)	Shares of Restricted Stock Granted for Fiscal 2011 (#)	Option Shares Granted for Fiscal 2011 (#)	2010 Composite Survey (percentile)
Daniel J. Moore	1,146,000	23,551	47,102	75th
Gregory H. Browne	414,000	8,508	17,106	75th
Milton M. Morris	306,000	6,288	12,576	75th
James A. Reinstein	400,000	8,220	16,440	(1)
David S. Wise	423,000	8,692	17,384	75th
_________________

(1)
The 2010 Composite Survey does not include compensation data for the position of Vice President, Sales & Marketing and General Manager, International.  Mr. Reinstein’s fiscal 2011 equity award is above the 75th percentile for a Vice President, Sales & Marketing in the 2010 Composite Survey.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Our Board believes that ownership of significant amounts or our stock by our executive officers and directors will help align their interests with that of our stockholders.  To that end, our Board adopted stock ownership guidelines for our directors and executive officers in February 2008.  At the end of February 2013 and on the last day of each fiscal year thereafter, the market value of our equity held by an executive officer or director is encouraged to be at least:

•	Five times the base salary for the CEO;
•	Three times the base salary for all executive officers, other than the CEO; and
•	Five times the annual cash retainer for all non-employee directors.
Equity ownership used to determine the market value held by an individual includes our common stock, one-half of unvested restricted shares of our common stock and the value of vested but unexercised stock options (stock market value minus exercise price minus estimated tax expense at a 30% tax rate).

In the alternative, an individual will be in compliance with the guidelines by holding a number of shares of our common stock equal to the sum of:

•	50% of all restricted shares granted to the individual in the preceding fiscal year; and
•	50% of all stock options exercised in the preceding fiscal year.
Compliance with our stock ownership guidelines is voluntary; however, an individual’s failure to comply with the guidelines is a factor that may be considered by the Committee in connection with the award of future equity awards to the individual.

Our Insider Trading Policy prohibits our executive officers from entering into certain types of derivative transactions related to our common stock.  We will continue periodically to review best practices and to re-evaluate our position with respect to hedging prohibitions.

In fiscal 2010, our Board adopted a policy prohibiting directors and executive officers from pledging our stock as collateral for a debt and from holding our stock in a margin brokerage account, except as may be approved by the Nominating & Governance Committee.  Directors or executive officers not in compliance with the policy at the time of its adoption have one year to become compliant.

Tax Deductions for Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer, or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.”  In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders.  Our Board has not yet adopted a policy with respect to the limitation under Section 162(m).

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards Board No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”).  Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).  If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved.

In connection with its approval of stock-based awards, the Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution.  The Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis.  The accounting treatment for stock-based awards does not otherwise impact the Committee’s compensation decisions.

Equity Awards – Historical Practices and New Policy

In November 2006, our Board adopted a policy regarding equity awards to facilitate the establishment of appropriate processes, procedures, and controls in connection with the administration of equity-based incentive plans.  The Equity Incentives Grant Policy, which was amended in May 2007 and again in August 2007 and April 2010 to further strengthen our controls, requires that the Committee approve all equity incentive awards, other than awards to our Board, on the effective date of the grant.  In addition, the policy establishes one predefined date during each fiscal quarter when equity incentive awards may be made by the Committee.  Awards to Board members may be made only on the predefined grant date in the first fiscal quarter.  Awards provided in an employment agreement, which typically are deemed to have been granted once the Committee approves the terms of the award and the employee executes the agreement and commences employment, represent an exception.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010.

Respectfully submitted by the Compensation Committee of the Board of Directors of Cyberonics, Inc.

Arthur L. Rosenthal, Ph.D. (Chairman)
Guy C. Jackson
Joseph E. Laptewicz, Jr.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.  Please see “Information about our Executive Officers” and “Compensation Discussion and Analysis — Overview of Our Executive Compensation Program” for a list of our current executive officers, including our Named Executive Officers.

Summary Compensation Table for Year Ended April 30, 2010

A Name and Principal Position	B Year	C Salary ($)	D Bonus ($)	E Stock Awards ($)	F Option Awards ($)	G Non-Equity Incentive Plan Compensation ($)	H All Other Compensation ($)	I Total ($)

Daniel J. Moore President and Chief Executive Officer	2010	500,673	—	977,114	357,804	525,566	9,019	2,370,175
	2009	474,808	—	523,500	935,018	425,000	11,938	2,370,263
	2008	448,269	—	4,314,500	—	450,000	87,571	5,300,340

Gregory H. Browne Vice President, Finance and CFO	2010	292,101	—	749,071	199,109	197,077	4,332	1,441,691
	2009	275,957	—	180,880	323,067	173,739	4,215	957,858
	2008	214,039	—	923,880	—	136,746	4,587	1,279,252

Milton M. Morris Vice President, Research & Development	2010	241,539	—	711,889	120,754	166,388	8,354	1,248,924
	2009	64,904	75,000	245,700	408,308	36,940	12,795	843,646
	2008	—	—	—	—	—	—	—

James A. Reinstein Vice President, Sales & Marketing and General Manager, International	2010	310,073	—	729,876	223,741	220,493	2,507	1,486,691
	2009	298,393	—	164,693	294,157	197,244	136,914	1,091,401
	2008	215,269	—	1,368,300	—	137,600	99,763	1,820,932

David S. Wise Vice President, General Counsel and Secretary	2010	267,404	—	782,972	182,483	183,366	8,338	1,424,563
	2009	252,404	—	148,486	265,208	160,911	5,829	832,838
	2008	240,000	—	260,250	—	157,263	2,879	660,392

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Each of our current Named Executive Officers has entered into an employment agreement that provides for payment of the executive officer’s base salary.

Employment Arrangement with Daniel J. Moore.

On April 26, 2007, we entered into an employment agreement with Daniel J. Moore appointing Mr. Moore as our President and CEO effective May 1, 2007.  Pursuant to his employment agreement, which has a term of four years and renews annually thereafter unless terminated on notice by Mr. Moore or us, Mr. Moore received a sign-on bonus of $125,000 and is entitled to receive an annual salary of $450,000, which has been increased as determined by the Compensation Committee to $525,200 as of July 1, 2010. In addition, he is eligible to receive an annual bonus, the target amount for which is 75% of his current annual base salary, at the end of each fiscal year subject to his achievement of certain objectives set by the Compensation Committee at the outset of each fiscal year.  The agreement also provides for Mr. Moore to receive compensation in the form of three awards of our common stock totaling 250,000 shares, including (1) an award of 25,000 shares, which were issued in June 2007, (2) 100,000 shares of restricted stock, which also were issued in June 2007 and which vest at the rate of 25,000 shares on each of the first four anniversaries of May 1, 2007 and (3) 125,000 shares of restricted stock issued in September 2007 subject to vesting according to the achievement of certain performance objectives.  For a discussion of the performance objectives, see “Executive Compensation — Value of Outstanding Equity Awards at Fiscal 2010 Year-End Equity Incentive Plan Awards — Number of Unearned Shares, Units or Other Rights That Have Not Vested (Column I).”

Mr. Moore’s employment agreement also includes provisions pertaining to change of control and severance benefits.  For a discussion of these benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” and “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Mr. Moore.”

Employment Arrangement with Gregory H. Browne.

Effective June 1, 2009, we entered into an employment agreement with Mr. Browne.  Pursuant to the terms of the employment agreement, Mr. Browne’s compensation includes an annual base salary of $278,250, which was increased to $306,800 effective July 1, 2010, eligibility to participate in our annual executive bonus program (with a target bonus of 50% of his annual base salary), including potential overachievement of his target bonus amount as determined by the Compensation Committee, eligibility for equity awards at the discretion of the Compensation Committee, and general welfare benefits.  Mr. Browne’s employment agreement also provides for a severance payment if we terminate him without cause or he terminates his employment for “good reason.”  See the discussion of this provision below at “Executive Compensation — Potential Payments Upon Termination or Change in Control — Termination Without Cause (Column F) — Severance Arrangement with Our Other Named Executive Officers.”  Mr. Browne’s employment agreement will terminate on May 2, 2011.

Employment Arrangement with Milton M. Morris

Effective June 1, 2009, we entered into an employment agreement with Mr. Morris.  The terms of the employment agreement are the same as the terms of our employment agreement with Mr. Browne, except that the agreement provides that Mr. Morris’s annual base salary is $225,000, which was increased to $268,000 effective July 1, 2010.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Employment Arrangement with James A. Reinstein.

Effective June 1, 2009, we entered into an employment agreement with Mr. Reinstein.  The terms of the employment agreement are the same as the terms of our employment agreement with Mr. Browne, except that the agreement provides that Mr. Reinstein’s annual base salary is $300,150, which was increased to $324,625 effective July 1, 2010.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Employment Arrangement with David S. Wise.

Effective June 1, 2009, we entered into an employment agreement with Mr. Wise.  The terms of the employment agreement are the same as the terms of our employment agreement with Mr. Browne, except that the agreement provides that Mr. Wise’s annual base salary is $255,000, which was increased to $287,000 effective July 1, 2010.  For a discussion of the terms of the employment agreement, see “— Employment Arrangement with Gregory H. Browne” above.

Salary and Cash Incentive Awards in Proportion to Total Compensation.

The following table sets forth the percentage of each Named Executive Officer’s total fiscal 2010 compensation that we paid in the form of base salary and annual performance incentive awards.

Name	Percentage of Total Compensation (%)
Daniel J. Moore	43.3
Gregory H. Browne	33.9
Milton M. Morris	32.7
James A. Reinstein	35.7
David S. Wise	31.6

Bonus (Column D)

The amounts reported in Column D represent bonus awards to our Named Executive Officers other than annual awards under our Fiscal 2010 Executive Bonus Program, which are reported in Column G.

In January 2009, we paid a signing bonus to Mr. Morris in connection with his agreement to join us as Vice President, Research & Development.

Stock Awards (Column E)

The amounts reported in Column E reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 30, 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC”) Topic 718.  Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010.

The Compensation Committee approves annual equity awards for our Named Executive Officers, including restricted shares of our common stock and options to purchase shares of our common stock, on our quarterly grant date during our first fiscal quarter.  Our quarterly grant date during fiscal 2010 was on Monday of the seventh week of our fiscal quarter, unless we were in a trading blackout on that date, in which event our grant date was the first Monday that followed termination of the blackout period.  Effective for fiscal 2011, our quarterly grant date is on June 15, September 15, December 15, and March 15 of each year, unless we are in a trading blackout or the Compensation Committee is otherwise unable to meet on that date, in which event our grant date is postponed in five-day increments until the Compensation Committee is able to meet.

The Compensation Committee may occasionally approve special awards in recognition of an individual Named Executive Officer’s performance.  Our equity awards typically vest in annual increments over four or five years or in total after three years.  For additional information regarding our stock awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2010 Executive Compensation Program — Equity Awards.”

Option Awards (Column F)

The amounts reported in Column F reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 30, 2010, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010.

The fiscal 2010 option awards vest at the rate of 25% of the awarded shares on each of the first four anniversaries of the grant date.  Some of our previous stock option awards vest monthly over a period of 48 or 60 months at the rate of one-forty-eighth or one-sixtieth, respectively, per month.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in Column G represent the cash amounts paid to our Named Executive Officers under our Executive Bonus Program.  The amounts for fiscal 2010 were approved by the Compensation Committee and paid to our executive officers in June 2010 following the end of fiscal 2010.

Bonus Funding.  Our executive officers’ annual bonuses are paid from a bonus pool that is funded, as described below, according to the achievement of certain company and individual performance objectives.  For additional information about these performance objectives, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2010 Executive Compensation Program — Annual Executive Bonus Program — Performance Objectives.”

Under the terms of the Executive Bonus Program, the portion of the bonus tied to the company performance objectives is scaled for under-achievement and over-achievement according to the following table:

Percent Achievement of Performance Objective	Percent of Target Bonus Funded

< 90%	Subject to Committee discretion
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
125%	150%
> 125%	Subject to Committee discretion

Thus, for example, if our actual revenue for the fiscal year is 90% of the performance objective target, then according to the table above, the percentage of each executive officer’s target annual bonus to be funded into a bonus pool from which the Committee will award bonuses is 50%.  Since our revenue plan target represents 25% of the total annual bonus, the portion of each executive officer’s target annual bonus added to the bonus pool for this performance objective would be 12.5% (50% x 25%).

The table below shows the achievement of the company performance objectives for fiscal 2010 and the extent to which each executive officer’s target annual bonus was added to a bonus pool.  The Fiscal 2010 Executive Bonus Program required us to accrue quarterly 25% of each executive officer’s target bonus amount for the portion of each officer’s bonus based on individual performance objectives.

Performance Objective	Target Amount	Actual Amount	Percent Achievement (%)	Percent of Target Bonus Added to Bonus Pool (%)

Revenue	$162,100,000	$167,800,000	103.5	26.75
Net Income	$28,000,000	$36,900,000	131.8	37.50
Gross Profit Margin	86%	87.5%	110.7	9.23
Cash Flow	$33,000,000	$42,900,000	130.0	10.79
Epilepsy Unit Growth	883 units	898 units	101.7	8.47
Individual Objectives				25.00
			TOTAL	117.74

The table below shows the actual achievement of the executive officers’ individual performance objectives for fiscal 2010.

Named Executive Officer	Target for Individual Objectives (%)	Achievement of Individual Objectives (%)

Daniel J. Moore	100.0	105.5
Gregory H. Browne	100.0	98.5
Milton M. Morris	100.0	102.5
James A. Reinstein	100.0	105.0
David S. Wise	100.0	102.5

Taking into account our outstanding financial performance and the extent to which we over-achieved our income from operations plan, the Committee exercised its discretion to increase the bonus pool by $167,416 over the amount determined according to the calculation described above.  The Committee then approved the bonus amounts shown in Column G.

For additional information about the Committee’s determination of annual bonus amounts, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2010 Executive Compensation Program — Annual Executive Bonus Program — Bonus Determinations.”

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for all other benefits and payments received by our Named Executive Officers.  The following table shows the nature of the benefits and payments and specific amounts for each included in Column H.

	Year	Supplemental Life Insurance ($)	401(k) Company Match ($)	Relocation Benefit ($)	Attorney Fees ($)(1)	Total
Daniel J. Moore	2010	2,200	6,819	—	—	9,019
	2009	2,200	7,110	2,628	—	11,938
	2008	—	4,673	65,353	17,545	87,571
Gregory H. Browne	2010	—	4,332	—	—	4,332
	2009	—	4,215	—	—	4,215
	2008	—	4,587	—	—	4,587
Milton M. Morris	2010	—	8,354	—	—	8,354
	2009	—	519	12,276	—	12,795
	2008	—	—	—	—	—
James A. Reinstein	2010	—	2,507	—	—	2,507
	2009	—	7,005	129,909	—	136,914
	2008	—	4,685	95,078	—	99,763
David S. Wise	2010	—	8,338	—	—	8,338
	2009	—	5,829	—	—	5,829
	2008	—	2,879	—	—	2,879
________________
(1)	Represents attorney’s fees we reimbursed Mr. Moore in connection with the negotiation of his employment agreement.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of our Named Executive Officers.

Grants of Plan-Based Awards

Grants of Plan-Based Awards for Fiscal 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
A Name	B Grant Date	C Threshold ($)	D Target ($)	E Maximum ($)	F All Other Stock Awards: Number of Shares of Stock or Units (#)	G All Other Option Awards: Number of Securities Underlying Options (#)	H Exercise or Base Price of Option Awards ($/Sh)	I Market Price on Date of Grant ($/Sh)	J Grant Date Fair Value of Stock and Option Awards ($)

Daniel J. Moore	06/08/2009	—	—	—	66,380	—	—	14.72	977,114
	06/08/2009	—	—	—	—	40,760	14.72	14.72	357,804
	11/16/2009	0	378,750	757,500	—	—	—	—	—

Gregory H. Browne	06/08/2009	—	—	—	50,888	—	—	14.72	749,071
	06/08/2009	—	—	—	—	22,682	14.72	14.72	199,109
	11/16/2009	0	147,500	295,000	—	—	—	—	—

Milton M. Morris	06/08/2009	—	—	—	48,362	—	—	14.72	711,889
	06/08/2009	—	—	—	—	13,756	14.72	14.72	120,754
	11/16/2009	0	122,500	245,000	—	—	—	—	—

James A. Reinstein	06/08/2009	—	—	—	49,584	—	—	14.72	729,876
	06/08/2009	—	—	—	—	25,488	14.72	14.72	223,741
	11/16/2009	0	156,075	312,150	—	—	—	—	—

David S. Wise	06/08/2009	—	—	—	53,191	—	—	14.72	782,972
	06/08/2009	—	—	—	—	20,788	14.72	14.72	182,483
	11/16/2009	0	135,000	270,000	—	—	—	—	—

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

The amounts reported in Column D represent the target amount for each Named Executive Officer’s annual bonus under the Fiscal 2010 Executive Bonus Program as approved by the Compensation Committee on November 16, 2009.  The amounts reported in Columns C and E represent the range of bonus amounts (0% to 200%) that may be awarded under the bonus program, depending on company and individual performance against the performance objectives.  For a discussion of the Fiscal 2010 Executive Bonus Program, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2010 Executive Compensation Program — Annual Executive Bonus Program.”

All Other Stock Awards (Column F)

The numbers of shares reported in Column F represent fiscal 2010 stock awards made in June 2009.  For a discussion of the stock awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2010 Executive Compensation Program — Equity Awards.”

All Other Option Awards (Column G)

The numbers of shares reported in Column G represent shares of our common stock subject to options granted in June 2009.  For a discussion of the stock option awards, see “Compensation Discussion and Analysis — Elements of Our Fiscal 2010 Executive Compensation Program — Equity Awards.”

Exercise or Base Price of Option Awards (Column H)

The prices reported in Column H represent the price our executive officers must pay us per share of common stock upon the exercise of the stock option awards reported in Column G.

Market Price on Date of Grant (Column I)

The prices reported in Column I represent the closing price of our common stock on the date the Committee granted the stock awards reported in Column F and the stock options reported in Column G.

Grant Date Fair Value of Stock and Option Awards (Column J)

The amounts reported in Column J represent the fair value of the stock and stock option awards on the grant date.  The fair value for stock awards is calculated by multiplying the number of shares in each award by the closing price of our common stock on the NASDAQ Global Market on the grant date.  The fair value for stock option awards is calculated by multiplying the number of shares subject to the option by the Black Scholes value of the stock option on the grant date.

Value of Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of April 30, 2010

	Option Awards					Stock Awards
A Name	B Number of Securities Underlying Unexercised Options (#) Exercisable	C Number of Securities Underlying Unexercised Options (#) Unexercisable	D Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	E Option Exercise Price ($)	F Option Expiration Date ($)	G Number of Shares or Units of Stock That Have Not Vested (#)	H Market Value of Shares or Units of Stock That Have Not Vested ($)	I Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	J Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel J. Moore	—	—	—	—	—	141,380	2,761,151	62,500	1,220,625
	18,750	56,250	—	19.39	06/16/2018	—	—	—	—
	—	40,760	—	14.72	06/08/2019	—	—	—	—

Gregory H. Browne	—	—	—	—	—	74,526	1,455,493	15,000	292,950
	6,478	19,436	—	19.39	06/16/2018	—	—	—	—
	—	22,682	—	14.72	06/08/2019	—	—	—	—

James A. Reinstein	—	—	—	—	—	82,449	1,610,229	25,000	488,250
	5,898	17,697	—	19.39	06/16/2018	—	—	—	—
	—	25,488	—	14.72	06/08/2019	—	—	—	—

Milton M. Morris	—	—	—	—	—	63,362	1,237,460	—	—
	11,250	33,750	—	16.38	01/16/2019	—	—	—	—
	—	13,756	—	14.72	06/08/2019	—	—	—	—

David S. Wise	—	—	—	—	—	69,782	1,362,842	—	—
	150,000	—	—	28.45	09/17/2013	—	—	—	—
	5,000	—	—	19.75	05/25/2014	—	—	—	—
	29,500	—	—	13.88	08/18/2014	—	—	—	—
	5,318	15,955	—	19.39	06/16/2018	—	—	—	—
	—	20,788	—	14.72	06/08/2019	—	—	—	—

Number of Securities Underlying Unexercised Options (Column C)

The option awards reported in Column C vest 25% annually of the first four anniversaries of the grant date.

Number of Shares or Units of Stock That Have Not Vested (Column G)

The table below shows the vesting schedule by fiscal year for the restricted stock awards reported in Column G.

	Fiscal 2011	Fiscal 2012	Fiscal 2013
Daniel J. Moore	25,000	50,000	66,380
Gregory H. Browne	7,500	16,138	50,888
Milton M. Morris	—	15,000	48,362
James A. Reinstein	12,500	20,365	49,584
David S. Wise	5,750	10,841	53,191

In fiscal 2009, the Compensation Committee of our Board authorized us to withhold distribution of restricted shares on the date of vesting at the request of an executive officer and to use the value of the forfeited shares to offset the executive officer’s tax liability associated with the vesting event.

Market Value of Shares or Units of Stock That Have Not Vested (Column H)

The market values of restricted stock awards reported in Column H were calculated using the closing price of our common stock on April 30, 2010, which was the last business day of fiscal 2010, of $19.53, multiplied by the number of shares set forth in Column G.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (Column I)

The numbers of shares reported in Column I represent the portion of restricted stock awards that are subject to future vesting based on the attainment of certain financial and stock performance objectives.  In September 2007, we granted awards of restricted shares to Messrs. Moore, Browne, and Reinstein (125,000, 30,000, and 50,000 shares, respectively) subject to performance-based forfeiture conditions.  These shares are subject to forfeiture unless, within the five-year period commencing on the date of the grant, the following conditions are met:

•
As to 25% of the shares, the following two conditions were met and the forfeiture restriction lapsed during the third quarter of fiscal 2009:  our cumulative net earnings in accordance with GAAP and before extraordinary items (i) for four consecutive fiscal quarters exceeds zero and (ii) for the fourth of such four consecutive fiscal quarters exceeds zero;

•
As to 25% of the shares, the following condition was met and the forfeiture restriction lapsed during the first quarter of fiscal 2010:  the sum of four consecutive fiscal quarters of our net sales after fiscal 2007 exceeds the sum of the previous four consecutive fiscal quarters of our net sales by 12%;

•
As to 25% of the shares, for a fiscal year after fiscal 2008 compared to the prior fiscal year, our net sales growth and earnings per share growth meet specified target amounts, provided that earnings per share in the prior fiscal year are positive; and

•	As to 25% of the shares, the 65-day moving average of the closing price of our common stock exceeds a specified target price.

As of the grant date, we believed that achievement of the performance objectives would be challenging.  The first three, which pertain to growing our sales and becoming consistently profitable, required a reversal of our historical financial performance, which included a net deficit of approximately $259 million through the end of fiscal 2007.  The last performance objective requires that we achieve significant financial performance improvement and that investors believe we can sustain that improvement.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (Column J)

The market value of restricted stock awards reported in Column J were calculated using the closing price of our common stock on April 30, 2010, which was the last business day of fiscal 2010, of $19.53, multiplied by the number of shares set forth in Column I.

Option Exercises and Stock Vested During Fiscal 2010

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended April 30, 2010 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested During Fiscal 2010

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Daniel J. Moore	56,250	766,000
Gregory H. Browne	15,000	230,250
Milton M. Morris	—	—
James A. Reinstein	25,000	381,625
David S. Wise	7,417	113,139

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to our Named Executive Officers in the event of a change of control of our company or their termination of employment, including, but not limited to, in connection with a change in control.  The amounts disclosed assume that the applicable triggering event was effective as of April 30, 2010 and the price of our stock was $19.53 per share (the closing price of our common stock on that date).  Accordingly, the disclosure includes amounts earned through April 30, 2010 and estimates of the amounts that would be paid to the Named Executive Officers upon a change of control, or their respective termination, as applicable.  The actual amounts to be paid can only be determined at the time of the change of control or the Named Executive Officer’s actual separation from our company.

A Name	B Benefit	C Change in Control ($)	D Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) ($)	E Termination Due to Death ($)	F Termination Without Cause ($)

Daniel J. Moore	Salary and Bonus	—	1,960,566	—	1,960,566
	Equity Compensation Stock Options Restricted Shares	203,931 3,981,776	203,931 3,981,776	203,931 3,981,776	51,639 1,403,719
	Health Care Continuation Coverage	—	37,376	—	37,376
	Other Benefits (Life Insurance; Interest)	—	55,509	3,068,018	55,509
	Total	4,185,707	6,239,158	7,253,725	3,508,808

Gregory H. Browne	Salary and Bonus	—	960,816	—	720,612
	Equity Compensation Stock Options Restricted Shares	111,821 1,748,443	111,821 1,748,443	111,821 1,748,443	28,180 492,722
	Health Care Continuation Coverage	—	13,318	—	13,318
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	1,860,264	2,834,398	2,160,264	1,254,832

Milton M. Morris	Salary and Bonus	—	784,000	—	588,000
	Equity Compensation Stock Options Restricted Shares	172,479 1,237,460	172,479 1,237,460	172,479 1,237,460	51,979 —
	Health Care Continuation Coverage	—	6,360	—	6,360
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	1,409,939	2,200,299	1,709,939	646,339

James A. Reinstein	Salary and Bonus	—	1,042,037	—	781,528
	Equity Compensation Stock Options Restricted Shares	125,075 2,098,479	125,075 2,098,479	125,075 2,098,479	31,475 610,312
	Health Care Continuation Coverage	—	13,191	—	13,191
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	2,223,554	3,278,782	2,523,554	1,436,506

David S. Wise	Salary and Bonus	—	884,277	—	663,208
	Equity Compensation Stock Options Restricted Shares	268,899 1,362,842	268,899 1,362,842	268,899 1,362,842	25,742 112,297
	Health Care Continuation Coverage	—	16,899	—	16,899
	Other Benefits (Life Insurance)	—	—	300,000	—
	Total	1,631,741	2,532,917	1,931,741	818,146

Change in Control (Column C)

Our Amended and Restated 1997 Stock Plan, 2005 Stock Plan, 2009 Stock Plan, and Amended and Restated New Employee Equity Inducement Plan (collectively, the “Equity Incentive Plans”) state that upon a Change of Control, as described below, all outstanding equity awards vest.  A “Change of Control” occurs, in general, upon:

•	the acquisition by another person or entity of 50% or more of our outstanding shares of stock;
•
our reorganization, merger or consolidation or other form of corporate transaction where our stockholders prior to the transaction do not own more than 50% of the combined voting power of the resulting company’s outstanding securities;

•	the sale or disposition of all or substantially all of our assets;
•	a change in the composition of our Board, as a result of which fewer than a majority of the directors are incumbent directors; or
•	the approval by our Board or our stockholders of our liquidation or dissolution.
The only unvested equity awards granted to our Named Executive Officers are stock options and restricted shares of our common stock.  The accelerated vesting of stock options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 30, 2010, was $19.53), multiplied by the number of unvested shares subject to the option. In the event that the exercise price is greater than the market price per share on the date of exercise, there is no value associated with the acceleration of vesting; thus, for purposes of the table above, no unvested shares with an exercise price greater than $19.53 are included.  The numbers of optioned shares of stock subject to accelerated vesting upon a Change in Control and the corresponding exercise price for each Named Executive Officer was (1) 56,250 shares at $19.39 per share and 40,760 shares at $14.72 per share for Mr. Moore; (2) 19,436 shares at $19.39 per share and 22,682 shares at $14.72 per share for Mr. Browne; (3) 33,750 shares at $16.38 per share and 13,756 shares at $14.72 per share for Mr. Morris; (4) 17,697 shares at $19.39 per share and 25,488 shares at $14.72 per share for Mr. Reinstein; and (5) 15,955 shares at $19.39 per share and 20,788 shares at $14.72 per share for Mr. Wise.

The amount attributable to accelerated vesting of restricted shares was determined by multiplying the market price per share on the last day the fiscal year ended April 30, 2010 ($19.53) by the number of unvested restricted shares for each Named Executive Officer, which was (1) 203,880 shares in the case of Mr. Moore; (2) 89,526 shares in the case of Mr. Browne; (3) 63,362 shares in the case of Dr. Morris; (4) 107,449 shares in the case of Mr. Reinstein; and (5) 69,782 shares in the case of Mr. Wise.

Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column D)

Change in Control Arrangement with Mr. Moore.

Mr. Moore’s benefits in the event of his termination without “Cause” following a change in control are those he is eligible to receive in the event of a “Change of Control,” as reflected in Column C, plus incremental benefits that result from his termination without “Cause.”  Pursuant to Mr. Moore’s employment agreement, if Mr. Moore’s employment is terminated (1) by us without “Cause” (as described below) or (2) by Mr. Moore for “Good Reason” (as described below) during the one-year period following the Change of Control, in addition to the accelerated vesting of equity awards, we will provide the following incremental benefits to Mr. Moore:

•	a payment equal to two times the sum of Mr. Moore’s current annual base salary and average bonus amount for the two most recent fiscal years;
•	medical and dental coverage for a period of 24 months; and

•	interest at the prime rate of interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code (“IRC”).
A termination is for “Cause” if Mr. Moore, after written notice and an opportunity to cure, has:

•	breached a material provision of his employment agreement;
•	willfully engaged in conduct that is materially and demonstrably injurious to our company;
•	willfully failed to comply with a lawful directive of our Board;
•	failed to comply with our written policies and procedures;
•	engaged in fraud, dishonesty or misappropriation of our assets, business, customers, suppliers or employees; or
•	been convicted of a felony.
“Good Reason” means, in general:

•	a reduction in Mr. Moore’s base salary;
•	an adverse change in Mr. Moore’s title, status, authority, duties or responsibilities;
•	our failure to obtain the agreement of any successor company to perform our obligations under Mr. Moore’s employment agreement; or
•	our breach of any material provision of Mr. Moore’s employment agreement.
The accelerated vesting of Mr. Moore’s unvested equity awards as a result of the Change in Control (see “— Change in Control (Column C)”) are calculated in the manner described above in connection with Column C.

The amount in the “Other Benefits” row in Column D is interest due to Mr. Moore for a six-month delay in delivering the severance benefits per the terms of his employment agreement.  The interest on delayed severance benefits is calculated based on the prime rate of interest as of April 30, 2010, the last day of fiscal 2010.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%.  Mr. Moore’s interest payment was estimated to be $55,509.

The cost of medical and dental coverage is calculated based on our cost to maintain Mr. Moore’s coverage under our group insurance plans.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of non-competition, non-solicitation, and confidentiality provisions in his employment agreement for periods of one, two, and two years, respectively, following termination of his employment.

Change in Control Arrangements with Our Other Named Executive Officers.

Effective June 1, 2009, our executive officers, other than Mr. Moore, agreed to the terms of an employment agreement with us.  See the discussion at “Executive Compensation — Summary Compensation — Salary (Column C) — Employment Arrangement with Gregory H. Browne.”  Each executive officer’s benefits in the event of his termination without “Cause” within one year following a change in control are those he is eligible to receive in the event of a “Change of Control,” as reflected in and described in connection with Column C (see “— Change in Control (Column C)”), plus incremental benefits provided by his employment greement.   The employment agreement provides for incremental severance benefits payable if, within one year following a “Change of Control” (as defined above for the Equity Incentive Plans, see “— Change in Control (Column C)”), we terminate the executive officer’s employment without “Cause” or the executive officer terminates his employment for a “Good Reason” (both as defined above for Mr. Moore’s employment agreement, see “— Change in Control Arrangement with Mr. Moore”), as follows:

•	a payment equal to two times the sum of the executive officer’s annual base salary and the average bonus amount paid Executive for the past two fiscal years; and
•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 12 months.
Receipt of the foregoing benefits is contingent on and subject to the executive officer’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of a confidentiality provision in his employment agreement for a period of one year following termination of his employment.

Termination Due to Death (Column E)

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to death or “Disability” (as described below) all outstanding stock option awards vest.  All restricted share awards vest upon the Named Executive Officer’s death (but not “Disability”).  “Disability” is defined as total and permanent disability per Section 22(e)(3) of the IRC.  The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method described in “— Change in Control (Column C).”

The amount in the “Other Benefits” row in Column E for Mr. Moore is the proceeds of a life insurance policy payable for the benefit of Mr. Moore under the terms of his employment agreement ($3,000,000) and interest due to Mr. Moore for a six-month delay in delivering the severance benefits per the terms of his employment agreement.  The interest on delayed severance benefits is calculated based on the prime rate of interest as of April 30, 2010, the last day of fiscal 2010.  The prime rate of interest reported in the Wall Street Journal on that day was 3.25%.  Mr. Moore’s interest payment was estimated to be $55,509.

The amount in the “Other Benefits” row in Column E for the Named Executive Officers other than Mr. Moore is the proceeds of a group term life insurance policy, which, as of April 30, 2010, paid a benefit of 1.5 times an employee’s annual base salary up to a maximum of $300,000.

Termination Due to Disability

Pursuant to the terms of the Equity Incentive Plans, in the event of a Named Executive Officer’s termination of employment due to Disability, all outstanding stock option awards vest.  “Disability” is defined as total and permanent disability per IRC Section 22(e)(3).  The amount reported with respect to the accelerated vesting of stock option awards has been calculated using the same method described in “— Change in Control (Column C).”

Termination Without Cause (Column F)

Severance Arrangement with Mr. Moore.

In the event of a termination of Mr. Moore’s employment agreement by us “without Cause” or by Mr. Moore for “Good Reason” (each as defined in the agreement, see “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column D) — Change in Control Arrangement with Mr. Moore” above), Mr. Moore is entitled to receive the following  severance benefits:

•	a payment equal to two times the sum of Mr. Moore’s current annual base salary and average bonus amount for the two most recent fiscal years;
•
the restrictions on that number of stock options and time-vested restricted shares shall lapse as would otherwise have lapsed if Mr. Moore had remained employed for a period through the date that is 12 months from the date of termination;

•
the restrictions on that number of performance-vested restricted shares shall lapse as determined by the Board in good faith to represent the extent of progress, if any, toward attainment of the performance criteria;

•	medical and dental coverage for a period of 24 months; and
•	interest at the prime rate of interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code (“IRC”).
For purposes of determining the amount payable to Mr. Moore in the event of his termination without “Cause,” we have assumed a partial acceleration of the performance-based restricted shares as follows:  100% attainment of the third performance objective (31,250 shares) and 50% attainment of the fourth performance objective (15,625 shares), for a total of 46,875 shares.  (For a discussion of the objectives for the performance-based restricted shares, see “Executive Compensation — Value of Outstanding Equity Awards at Fiscal 2010 Year-End — Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (Column I).”)  The amount in the table was calculated by multiplying $19.53 (the closing price of our stock on April 30, 2010) by the sum of 46,875 performance-vested restricted shares and 25,000 time-vested restricted shares that would have vested within 12 months of April 30, 2010.

Severance Arrangements with Our Other Named Executive Officers.

Effective June 1, 2009, our Named Executive Officers, other than Mr. Moore, agreed to the terms of an employment agreement with us.  See the discussion above at “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column D) — Change in Control Arrangements with Our Other Named Executive Officers.”  The employment agreement provides for severance benefits payable if we terminate the executive officer’s employment without “Cause” ) or the executive officer terminates his employment for “Good Reason” (both as defined above for Mr. Moore’s employment agreement, see “— Change in Control Arrangement with Mr. Moore”), as follows:

•	a payment equal to 1.5 times the sum of the executive officer’s annual base salary and the average bonus amount paid to the executive for the past two fiscal years;
•
the restrictions on that number of stock options and time-vested restricted shares shall lapse as would otherwise have lapsed if the executive officer had remained employed for a period through the date that is 12 months from the date of termination;

•
the restrictions on that number of performance-vested restricted shares shall lapse as determined by the Compensation Committee in its sole discretion to represent the extent of progress, if any, toward attainment of the performance criteria; and

•	payment of the full cost of premiums to continue medical and dental coverage under our medical and dental insurance programs pursuant to COBRA for a period of 12 months.
Receipt of the foregoing benefits is contingent on and subject to the executive officer’s (1) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (2) adherence to the terms of a confidentiality provision in his employment agreement for a period of one year following termination of his employment.

The amounts shown in Column F of the table above were calculated in the manner described above in connection with Column D.  See the discussion above at “— Termination Upon or Within One Year Following a Change in Control (Other Than for Cause or Disability or by the Employee for Good Reason) (Column D) — Change in Control Arrangements with Our Other Named Executive Officers.”

NON-EMPLOYEE DIRECTOR COMPENSATION

General

At the outset of each fiscal year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board.  The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service.  The review includes the consideration of qualitative and comparative factors.  To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; (3) the risks associated with fulfilling fiduciary duties; and (4) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended April 30, 2010.  Directors who are also our full-time employees receive no compensation for serving as directors.

Director Compensation for the Year Ended April 30, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Guy C. Jackson	53,916	74,998	—	128,914
Joseph E. Laptewicz, Jr.	45,790	74,998	—	120,788
Hugh M. Morrison	115,750	99,993	—	215,743
Alfred J. Novak	48,416	74,998	—	123,414
Arthur L. Rosenthal	48,625	74,998	—	123,623
Reese S. Terry, Jr.	41,000	74,998	60,000	175,998
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(1)
The amounts reported in this column reflect the aggregate grant date fair value for stock awarded during the fiscal year ended April 30, 2010, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 10to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2010. As of April 30, 2010, the aggregate number of unvested stock awards granted to each director was as follows:  Mr. Jackson – 12,007; Mr. Laptewicz – 14,751; Mr. Morrison – 16,525; Mr. Novak — 13,932; Dr. Rosenthal – 13,932; and Mr. Terry – 12,007.  As of April 30, 2010, the aggregate number of unexercised stock option awards granted to each director, all of which are vested, was as follows:  Mr. Jackson – 43,000; Mr. Laptewicz – 0; Mr. Morrison – 0; Mr. Novak — 0; Dr. Rosenthal – 0; and Mr. Terry – 54,000.

(2)	The amount reported in this column represents compensation for consulting services.

Fiscal 2010 Cash Payments

Each non-employee director received the following compensation in fiscal 2010:

•	a cash retainer of $25,000, plus an additional $75,000 for the Non-Executive Chairman of our Board, Mr. Morrison;
•	an additional cash retainer of $6,000 for each member of the Audit Committee, plus an additional $5,000 for the chairperson of the Audit Committee;
•	an additional cash retainer of $4,000 for each member of the Compensation Committee and Nominating and Governance Committee, plus an additional $1,000 for the chairpersons of such committees;
•	Board meeting attendance fees of $2,000 (in-person) and $500 (telephonic); and
•	committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic).
Fiscal 2010 Equity-Based Compensation

In addition to cash compensation, our non-employee directors are entitled to receive annual restricted stock awards under our equity compensation plans.  At the outset of fiscal 2010, our Board approved an award of 5,095 restricted shares (representing $75,000 divided by the closing share price ($14.72) on the grant date) to each of our non-employee directors other than the non-executive Chairman and an award of 6,793 restricted shares (representing $100,000 divided by the closing share price ($14.72) on the grant date) to our Chairman.  Twenty-five percent (25%) of the shares subject to each award vests annually on each of the first four anniversaries of the grant date, June 8, 2009.

Fiscal 2011 Changes in Director Compensation

Director compensation for fiscal 2011 will be the same as the fiscal 2010 director compensation.

Fiscal 2011 Equity-Based Compensation

On the quarterly grant date for the first quarter of fiscal 2010, the Board approved the following restricted stock awards:  (1) 3,082 restricted shares (representing $75,000 divided by the closing share price ($24.33) on the grant date) to Messrs. Jackson, Laptewicz, Novak, and Rosenthal; and (2) 4,110 restricted shares (representing $100,000 divided by the closing share price ($24.33) on the grant date) to Mr. Morrison.  All shares vest on June 15, 2011, one year from the grant date.

AUDIT MATTERS

Report of the Audit Committee

During the fiscal year ended April 30, 2010, the Audit Committee was chaired by Guy C. Jackson and comprised the following members: Guy C. Jackson, Alfred J. Novak, and Arthur L. Rosenthal, Ph.D.

Each member of the Audit Committee is an independent director as such term is defined under the Securities Exchange Act of 1934, as amended, and current listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”).  The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and listing requirements of NASDAQ.  The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve.  A copy of the Audit Committee Charter is available on our website at www.cyberonics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics, Inc. Annual Report on Form 10-K for the fiscal year ended April 30, 2010 with Cyberonics’s management and independent registered public accounting firm.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cyberonics and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence.  In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited consolidated financial statements in Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 30, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cyberonics, Inc.,

Guy C. Jackson (Chairman)
Alfred J. Novak
Arthur L. Rosenthal, Ph.D.

Audit and Other Fees

Set forth below are the aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended April 30, 2010	Fiscal year ended April 24, 2009
Audit Fees(1)	$883,526	$868,672
Audit-Related Fees(2)	––	––
Tax Fees(3)	144,571	60,880
All Other Fees	––	––
Total	$1,028,097	$929,552
___________________
(1)
Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees are fees paid to KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and employee benefit plans that are not reported above under “Audit Fees.”

(3)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence.  At each quarterly meeting, the Audit Committee reviews and approves the plan and scope of the audit services and the non-audit services to be provided by KPMG LLP and the fees to be paid for such services.

PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2011 Annual Meeting of Stockholders must be received by us no later than April 13, 2011 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit a proposal at the 2011 Annual Meeting of Stockholders that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than May 26, 2011.  Detailed information for submitting stockholder proposals is available upon written request to our Secretary, David S. Wise, by mail at 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369.

Please see “Corporate Governance — Director Selection Process” for additional information regarding the submission of director nominees by stockholders.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others.  However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended April 30, 2010, accompanies the proxy material being mailed to all of our stockholders.  The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K or Annual Report to Stockholders for the fiscal year ended April 30, 2010.  You may request such copies by contacting our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

APPENDIX A:  FORM OF PROXY

PROXY

CYBERONICS, INC.

ANNUAL MEETING OF STOCKHOLDERS – SEPTEMBER 30, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2010 Annual Meeting of Stockholders, and hereby appoints Daniel J. Moore and Gregory H. Browne, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on September 23, 2010 at 10:00 a.m., central daylight savings time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR items 1 and 2, and as the proxies deem advisable on such other matters as may come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IMPORTANT—PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE.

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ANNUAL MEETING PROXY CARD

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED AND “FOR” PROPOSAL 2 BELOW.

1.	Election of Directors

	(01) Guy C. Jackson	FOR ALL	WITHHOLD	FOR ALL
	(02) Joseph E. Laptewicz, Jr.		AUTHORITY	EXCEPT
	(03) Daniel J. Moore		FOR ALL
(04) Hugh M. Morrison
(05) Alfred J. Novak
(06) Arthur L. Rosenthal, Ph.D.
(07) Jon T. Tremmel

To withhold authority for an individual nominee, mark “FOR ALL EXCEPT” and write each withheld nominee’s number on the line below:

2.	Proposal to ratify the selection of KPMG LLP
as Cyberonics, Inc.’s independent registered public
	accounting firm for the fiscal year ending April 30, 2010.	FOR	AGAINST	ABSTAIN

MARK HERE FOR ADDRESS
CHANGE AND NOTE AT LEFT

Date (mm/dd/yyyy):
Signature:
Signature:
Title:

(This proxy should be dated, signed exactly as your name(s) appears hereon and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should indicate their title.  If the shares are held by joint tenants or as community property, both owners should sign this proxy.)

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